___________________________________________________________________________



                             AMENDED AND RESTATED
                               CREDIT AGREEMENT


                          dated as of April 14, 1995


                                 by and among



                              ACUSON CORPORATION,


                      THE FIRST NATIONAL BANK OF BOSTON,
            ABN AMRO BANK N.V., San Francisco International Branch
        and the other lending institutions listed on Schedule 1 hereto
                                      and

                      THE FIRST NATIONAL BANK OF BOSTON,
                                   as Agent



___________________________________________________________________________



                             Bingham, Dana & Gould

                             Boston, Massachusetts

                               TABLE OF CONTENTS

                               1.  DEFINITIONS

                                                                       PAGE NO.
                                                                       --------

1.1.  Defined Terms                                                        1
1.2.  Accounting Terms                                                     8



                          2.  REVOLVING CREDIT LOANS



2.1  Revolving Credit Commitment                                           8
2.2  Rate Designation                                                      8
2.3  Domestic Rate Revolving Loans.                                        8
2.4  Eurodollar Rate Loans                                                 9
2.5  Loan Account                                                          9
2.6  Special Notice Requirements                                           9
2.7  Prepayment                                                            10
2.8  Commitment Fees                                                       10
2.9  Reduction of Commitment                                               11
2.10 Conversion Options                                                    11


                               3.  THE TERM LOAN



3.1  Conversion of Revolving Credit Loans; the Term Loan                   11
3.2  The Term Notes                                                        12
3.3  Schedule of Installment Payments of Principal of Term Loan            12
3.4  Option Prepayment of Term Loan                                        12
3.5  Interest on Term Loan                                                 12


                        4.  CERTAIN GENERAL PROVISIONS



4.1  Computation of Interest and Fees/Adjustment to Interest Rates         13
4.2  Fees                                                                  13
4.3  Changed Circumstances                                                 13
4.4  Payments Free of Taxes                                                16
4.5  Funding Sources                                                       16
4.6  Late Principal and Interest                                           16
4.7  Place of Loans and Payments                                           17
4.8  Immediately Available Dollars                                         17
4.9  Failure to Charge Not Subsequent Waiver                               17
4.10 Identification of Designated Interbank Eurodollar Market              17
4.11 Pro Rata Loans; Obligations Several                                   17
4.12 Survivability                                                         17
4.13 Indemnity                                                             17


                           5.  CONDITION OF LENDING



5.1  Conditions Precedent to Initial Borrowing                             18
5.2  Conditions of Initial and Subsequent Borrowings                       19


                 6.  COMPANY'S REPRESENTATIONS AND WARRANTIES


6.1  Existence and Rights                                              19
6.2  Agreement Authorized                                              19
6.3  No Conflict                                                       20
6.4  Litigation                                                        20
6.5  Financial Condition                                               20
6.6  Title to Assets                                                   20
6.7  Tax Status                                                        20
6.8  Trademarks and Patents                                            20
6.9  Regulations G, T and U                                            21
6.10 ERISA                                                             21
6.11 Environmental Quality                                             21
6.12 Other Regulations                                                 21
6.13 Subsidiaries                                                      21



                          7.  BANKS' REPRESENTATIONS



7.1  Nonreliance                                                       21



                      8.  COMPANY'S AFFIRMATIVE COVENANTS

8.1  Punctual Payment                                                  22
8.2  Corporate Rights and Facilities                                   22
8.3  Insurance                                                         22
8.4  Taxes and Other Liabilities                                       22
8.5  Financial Covenants                                               22
8.6  Records and Reports                                               23
8.7  Notice of Certain Events                                          23
8.8  Bank Expenses                                                     24
8.9  Indemnification                                                   24
8.10 Compliance with Law                                               24
8.11 ERISA Compliance                                                  24
8.12 Litigation                                                        24
8.13 Inspection by the Banks                                           24
8.14 Use of Proceeds                                                   25
8.15 Further Assurances                                                25


                   9.  COMPANY'S CERTAIN NEGATIVE COVENANTS

9.1  Type of Business                                                  25
9.2  Liens and Encumbrances                                            25
9.3  Loans and Investments                                             26
9.4  Limitation on Contingent Liabilities                              27
9.5  Purchases, Mergers or Consolidations                              27
9.6  Dividends, Stock Payments                                         27
9.7  Regulations U and X                                               28


                            10.  EVENTS OF DEFAULT



10.1  Events of Default and Acceleration                               28
10.2  Termination of Commitments                                       29
10.3  Remedies                                                         29


                                11.  THE AGENT



11.1  Authorization                                                    30
11.2  Employees and Agents                                             30
11.3  No Liability                                                     30
11.4  No Representations                                               31
11.5  Payments                                                         31
11.6  Holder of Notes                                                  32
11.7  Indemnity                                                        32
11.8  Agent as Bank                                                    32
11.9  Resignation                                                      32



                       12.  SURVIVAL OF COVENANTS, ETC.

                       13.  ASSIGNMENT AND PARTICIPATION



13.1  Conditions to Assignment by Banks                                32
13.2  Certain Representations and Warranties; Limitations, Covenants   33
13.3  Register                                                         34
13.4  New Notes                                                        34
13.5  Participations                                                   34
13.6  Assignee or Participant Affiliated with the Company              34
13.7  Miscellaneous Assignment Provisions                              35
13.8  Assignment by Company                                            35


                              14.  MISCELLANEOUS



14.1  Survival of Warranties                                           35
14.2  Failure or Indulgence Not Waiver                                 35
14.3  Modification                                                     35
14.4  Notices                                                          35
14.5  Severability                                                     36
14.6  Applicable Law                                                   36
14.7  Counterparts                                                     36
14.8  Section Headings                                                 36
14.9  Confidentiality                                                  36
14.10 Further Assurances                                               37
14.11 Future Credit                                                    37
14.12 Sharing of Setoffs                                               37


                        15.  TRANSITIONAL ARRANGEMENTS



15.1  Original Credit Agreement Superseded                             37
15.3  Interest and Fees Under Superseded Agreement                     37


                                   Exhibits

Exhibit A          Form of Notice of Borrowing

Exhibit B          Subsidiary List

Exhibit C          Form of Term Note

Exhibit D          Form of Legal Opinion

Exhibit E          Form of Compliance Certificate

Exhibit F          Form of Assignment and Acceptance



                                   Schedules

Schedule 1         Banks' Commitments

                              ACUSON CORPORATION

                     AMENDED AND RESTATED CREDIT AGREEMENT

         THIS AMENDED AND RESTATED CREDIT AGREEMENT is dated as of April 14, 1995, by and among ACUSON CORPORATION, a Delaware corporation (herein called the "Company"), THE FIRST NATIONAL BANK OF BOSTON, a national banking association ("FNBB"), ABN AMRO BANK N.V., San Francisco International Branch ("ABN") and the other lending institutions listed on Schedule 1 hereto and THE FIRST NATIONAL BANK OF BOSTON, as agent for itself and such other lending institutions (in such capacity, the "Agent").

         WHEREAS, pursuant to a Credit Agreement dated as of July 21, 1992 (as amended from time to time, the "Original Credit Agreement"), by and among the Company, certain of the Banks (as hereinafter defined) and the Agent, certain Banks made available revolving credit loans for general corporate and working capital purposes; and

         WHEREAS, the Company has requested certain modifications to the Original Credit Agreement and the Banks are willing to make such modifications on the terms and conditions set forth herein;

         NOW, THEREFORE, the Company, the Agent and the Banks agree that on the Closing Date (as hereinafter defined) the Original Credit Agreement is hereby amended and restated in its entirety as set forth herein.


                            SECTION 1.  DEFINITIONS

         1.1 DEFINED TERMS. All terms defined in this Agreement shall have the defined meanings when used herein or in any certificate, report, or other document made or delivered pursuant to this Agreement, unless the context otherwise requires. The following terms shall have the following meanings:

         "Adjustment Date" shall mean the first day of the Company's fiscal month immediately following the month in which a Compliance Certificate is to be delivered by the Company pursuant to Section 8.6C.

         "Agreement" shall mean this Amended and Restated Credit Agreement, including the schedules and exhibits hereto, as originally executed and as the same may from time to time be amended, restated or supplemented.

         "Applicable Margin" shall mean for each period commencing on an Adjustment Date through the date immediately preceding the next Adjustment Date (each a "Rate Adjustment Period"), the applicable margin set forth below with respect to the Company's Leverage Ratio, as determined for the fiscal period of the Company and its Subsidiaries ending immediately prior to the applicable Rate Adjustment Period.


                             DOMESTIC      EURODOLLAR
LEVERAGE RATIO              RATE LOANS     RATE LOANS
Greater than or equal to
 0.80:1.00                     0%                1%

Greater than or equal to
 0.60:1.00 but less than
 0.80:1.00                     0%              3/4%

Less than 0.60:1.00            0%              1/2%

         Notwithstanding the foregoing, from the Closing Date through the first Adjustment Date, the Applicable Margin shall be the highest Applicable Margin unless the Company delivers a Compliance Certificate to the Agent on the Effective Date demonstrating a Leverage Ratio which would entitle the Company to a lower Applicable Margin. In addition, notwithstanding the foregoing but subject to the balance of this paragraph, if the Company fails to deliver any Compliance Certificate pursuant to Section 8.6C hereof then, for the period commencing on the next Adjustment Date to occur subsequent to such failure through the date immediately following the date on which such Compliance Certificate is delivered, the Applicable Margin shall be the highest Applicable Margin set forth above. In addition, notwithstanding anything to the contrary contained herein, if the Borrower delivers a Compliance Certificate for the preceding fiscal quarter and such Compliance Certificate evidences a Leverage Ratio for such quarter which would indicate that the Applicable Margin (a) should be calculated at a higher amount during the current fiscal quarter, the Applicable Margin shall be adjusted upward retroactively on the basis of the higher Leverage Ratio to the Applicable Margin which would have otherwise been applicable pursuant to this definition, and the Company shall pay to the agent for the pro rata account of the Banks within five (5) Business Days after notice thereof all interest accrued but unpaid with respect to the Loans using the adjusted Applicable Margin for any portion of the current fiscal quarter as to which a portion of such interest has been paid; and (b) should be calculated at a lower amount during the fiscal quarter, the Applicable Margin shall be adjusted downward retroactively on the basis of the lower Leverage Ratio to the Applicable Margin which would otherwise be applicable to this definition, and the Banks shall pay to the Agent within five (5) Business Days after notice thereof and the Agent shall pay to the Company within one (1) Business Day after receipt thereof all amounts paid by the Company in excess with respect to the Loans using the adjusted Applicable Margin for any portion of the current fiscal quarter as to which a portion of such interest has been paid.

         "Assignment and Acceptance" shall have the meaning set forth in Section 13.1.

         "Bank of Boston Base Rate" shall mean the greater of (a) the rate of interest announced from time to time by FNBB at its head office in Boston, Massachusetts as its "Base Rate"; and (b) the Federal Funds Effective Rate in effect on such date plus 1/2 of 1% (rounded upwards, if necessary, to the next 1/8 of 1%).

         "Banks" shall mean FNBB, ABN and the other lending institutions listed on Schedule 1 hereto and any other Person who becomes an assignee of any rights and obligations of a Bank pursuant to

Section 13.

         "Business Day" means any day other than a Saturday, Sunday or holiday on which banks in the State of California, the Commonwealth of Massachusetts and the State of Illinois are authorized by law to close.

         "Closing Date" means April 14, 1995.

         "Commitment" shall mean with respect to each Bank, the amount set forth on Schedule 1 hereto as the amount of such Bank's commitment to make Loans to the Company, as the same may be reduced from time to time in accordance with the terms hereof; or if such commitment is terminated pursuant to the provisions hereof, zero.

         "Commitment Percentage" shall mean, with respect to each Bank, the percentage set forth on Schedule 1 hereto as such Bank's percentage of the aggregate Commitments of all of the Banks.

         "Compliance Certificate" shall have the meaning set forth in Section 8.6C.

         "Consolidated Current Assets" shall mean all current assets of the Company and its Subsidiaries on a consolidated basis as determined and computed in accordance with generally accepted accounting principles consistently applied.

         "Consolidated Current Liabilities" shall mean all current liabilities of the Company and its Subsidiaries on a consolidated basis as determined and computed in accordance with generally accepted accounting principles consistently applied, and including in any event all obligations outstanding hereunder.

         "Consolidated Net Current Assets" shall mean the excess of Consolidated Current Assets over Consolidated Current Liabilities as determined and computed in accordance with generally accepted accounting principles consistently applied.

         "Consolidated Tangible Net Worth" shall mean, on a consolidated basis for the Company and its Subsidiaries, the excess of all assets (excluding any value for goodwill, trademarks, patents, copyrights, organization expenses, capitalized software and other similar intangible items) over all liabilities (including, without limitation, accrued and deferred income taxes and subordinated indebtedness), as determined and computed in accordance with generally accepted accounting principles consistently applied.

         "Consolidated Total Debt" shall mean, on a consolidated basis for the Company and its Subsidiaries, the total of all items of indebtedness, obligation or liability that in accordance with generally accepted accounting principles consistently applied would be included in determining total liabilities as shown on the liability side of a consolidated balance sheet of the Company and its Subsidiaries as at the date as of which Consolidated Total Debt is to be determined.

         "Conversion Date" shall mean March 31, 1997.

         "Conversion Request" shall mean a notice given by the Company to the Agent of the Company's election to convert or continue a Loan in accordance with
Section 2.10.

         "Default" shall mean any event which but for the giving of notice or the lapse of time or both would constitute an Event of Default.

         "Designated Interbank Eurodollar Market" shall mean, for any Eurodollar Rate Loan, an interbank Eurodollar market designated solely by the Agent to be the appropriate interbank Eurodollar market for that Eurodollar Rate Loan.

         "Disclosure Letter" shall mean the letter delivered by the Company to the Agent and the Banks, dated as of the Closing Date, whereby certain disclosures are made in respect of the Company's representations and warranties.

         "Dollars" shall mean U.S. Dollars.

         "Domestic Rate" shall mean the Bank of Boston Base Rate.

         "Domestic Rate Loan" shall mean a Revolving Credit Loan and all or any portion of the Term Loan bearing interest calculated by reference to the Domestic Rate in accordance with Section 2.2.

         "Drawdown Date" shall mean the date on which any Revolving Credit Loan or the Term Loan is made or to be made, and the date on which any Revolving Credit Loan is converted or continued in accordance with Section 2.10 or all or any portion of the Term Loan is converted or continued in accordance with
Section 3.5B.

         "Effective Date" shall mean the first date on which the conditions set forth in Section 5 have been satisfied and any Revolving Credit Loans are to be made.

         "Eligible Assignee" shall mean any of (a) a commercial bank or finance company organized under the laws of the United States, or any State thereof or the District of Columbia, and having total assets in excess of $25,000,000,000;
(b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the "OECD"), or a political subdivision of any such country, and having total assets in excess of $25,000,000,000, provided that such bank is acting through a branch or agency located in the United States of America; (c) the central bank of any country which is a member of the OECD; and (d) if, but only if, an Event of Default has occurred and is continuing, any other bank, insurance company, commercial finance company or other financial institution or other Person approved by the Agent, such approval not to be unreasonably withheld.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "Eurocurrency Reserve Rate" shall mean, for any day with respect to a Eurodollar Rate Loan, the maximum rate (expressed as a decimal) at which any lender subject thereto would be required to maintain reserves under Regulation D of the Board of Governors of the Federal Reserve System (or any successor or similar regulations relating to such reserve requirements) against "Eurocurrency Liabilities" (as that term is used in Regulation D), if such liabilities were outstanding. The Eurocurrency Reserve Rate shall be adjusted automatically on and as of the effective date of any change in the Eurocurrency Reserve Rate.

         "Eurodollar Business Day" shall mean any Business Day that is also a day for trading by and between banks in U.S. dollar deposits in the Designated Interbank Eurodollar Market.

         "Eurodollar Lending Office" shall mean initially, the office of each Bank designated as such on Schedule 1 hereto, thereafter, such other office of such Bank, if any, that shall be making or maintaining Eurodollar Rate Loans.

         "Eurodollar Rate" shall mean, for any Interest Period with respect to a Eurodollar Rate Loan, the rate of interest equal to (a) the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of one percent) at which the Reference Bank's Eurodollar Lending Office is offered Dollar deposits two Eurodollar Business Days prior to the beginning of such Interest Period in the Designated Interbank Eurodollar Market where the eurodollar and foreign currency and exchange operations of such Eurodollar Lending Office are customarily conducted at or about 10:00 a.m., Boston time, for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of the Eurodollar Rate Loan of such Reference Bank to which such Interest Period applies, divided by (b) a number equal to 1.00 minus the Eurocurrency Reserve Rate, if applicable.

         "Eurodollar Rate Loan" shall mean a Revolving Credit Loan and all or any portion of the Term Loan bearing interest calculated by reference to the Eurodollar Rate in accordance with Section 2.2.

         "Event of Default" shall have the meaning set forth in Section 10.

         "Federal Funds Effective Rate" shall mean, for any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three federal funds brokers of recognized standing selected by the Agent.

         "Fee Adjustment Date" shall mean the first day of the calendar quarter immediately following the quarter in which a Compliance Certificate is to be delivered by the Company pursuant to Section 8.6C.

         "Fee Amount" shall mean for each calendar quarter commencing immediately after a Fee Adjustment Date through the date immediately preceding the next Fee Adjustment Date (each a "Fee Rate Adjustment Period"), the applicable amount set forth below with respect to the Company's Leverage Ratio, as determined for the fiscal period of the Company and its Subsidiaries ending immediately prior to the applicable Fee Rate Adjustment Period.

LEVERAGE RATIO                        FEE AMOUNT
Greater than or equal to 1:00:1.00    .50% per annum

Greater than or equal to 0.75:1.00    .375% per annum
 but less than 1:00:1.00

Less than 0.75:1.00                   .25% per annum

     Notwithstanding the foregoing, from the Closing Date through the first Fee Adjustment Date, the Fee Amount shall be the highest applicable Fee Amount unless the Company delivers a Compliance Certificate to the Agent on the Closing Date demonstrating a Leverage Ratio which would entitle the Company to a lower Fee Amount. In addition, notwithstanding the foregoing but subject to the balance of this paragraph, if the Company fails to deliver any Compliance Certificate pursuant to Section 8.6C hereof then, for the period commencing on the next Fee Adjustment Date to occur subsequent to such failure through the date immediately following the date on which such Compliance Certificate is delivered, the Fee Amount shall be the highest Fee Amount set forth above. Notwithstanding anything to the contrary contained herein, in the event either
(a) the Leverage Ratio is greater than that set forth by the Company or (b) the Company delivers a Compliance Certificate indicating that the Fee Amount should be calculated at a higher amount during the current Fee Rate Adjustment Period, the Fee Amount shall be adjusted upward retroactively on the basis of the higher Leverage Ratio to the Fee Amount which would otherwise have been applicable pursuant to this definition, and the Company shall pay to the Agent for the account of the Banks within five (5) Business Days after notice thereof all commitment fees accrued but unpaid with respect to the Loans using such adjusted Fee Amount for any portion of the Fee Rate Adjustment Period as to which a portion of such commitment fees has been paid. In the event the Company delivers a Compliance Certificate indicating that the Fee Amount should be calculated at a lower amount during the current Fee Rate Adjustment Period, the Fee Amount shall be adjusted downward retroactively on the basis of the lower Leverage Ratio to the Fee Amount which would otherwise have been applicable pursuant to this definition, and the Banks shall pay to the Agent within five
(5) Business Days after notice thereof and the Agent shall pay to the Company within one (1) Business Day after receipt thereof all commitment fees overpaid by the Company with respect to the Loans using the adjusted Fee Amount for any portion of the Fee Rate Adjustment Period as to which portion of such commitment fees has been paid.

"Interest Period" shall mean with respect to each Loan, (a) initially, the period commencing on the Drawdown Date of such Loan and ending on the last day of one of the periods set forth below, as selected by the Company pursuant to
Section 2.4, (i) for any Domestic Rate Loan, the last day of the calendar month; and (ii) for any Eurodollar Rate Loan, 1, 2, 3, or 6 months; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Loan and ending on the last day of one of the periods set forth above, as selected by the Company in a Conversion Request; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(a) if any Interest Period with respect to a Eurodollar Rate Loan would otherwise end on a day that is not a Eurodollar Business Day, that Interest Period shall be extended to the next succeeding Eurodollar Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Eurodollar Business Day;

(b) if any Interest Period with respect to a Domestic Rate Loan would end on a day that is not a Business Day, that Interest Period shall end on the next succeeding Business Day;

(c) if the Company shall fail to give notice as provided in Section 2.10, the Company shall be deemed to have requested a conversion of the affected Eurodollar Rate Loan to a Domestic Rate Loan and the continuance of all Domestic Rate Loans as Domestic Rate Loans on the last day of the then current Interest Period with respect thereto;

(d) any Interest Period that begins on the last Eurodollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Eurodollar Business Day of a calendar month; and

(e) any Interest Period relating to any Eurodollar Rate Loan that would otherwise extend beyond the Revolving Credit Loan Maturity Date (if a Revolving Credit Loan) or the Term Loan Maturity Date (if the Term Loan) shall end on the Revolving Credit Loan Maturity Date or (as the case may be) the Term Loan Maturity Date.

     "Leverage Ratio" shall mean as at the date of determination and with respect to the Company and its Subsidiaries, the ratio of (a) Consolidated Total Debt of the Company and its Subsidiaries for the fiscal quarters ending on such date to (b) Consolidated Tangible Net Worth of the Company and its Subsidiaries for the fiscal quarters ending on such date.

     "Loan Account" shall have the meaning set forth in Section 2.5.

     "Loan Documents" shall have the meaning set forth in Section 6.1.

     "Loans" shall mean the Revolving Credit Loans and the Term Loan.

     "Notes" shall mean the Term Notes and the Revolving Credit Notes.

     "PBGC" shall mean the Pension Benefit Guaranty Corporation or any successor thereto established under ERISA.

     "Person" means a corporation, association, partnership, trust, organization, business, individual or government or governmental agency or political subdivision thereof.

     "Plan" shall mean any employee benefit plan of the Company subject to ERISA.

     "Quick Ratio" shall mean the ratio of (a) the sum of (i) all cash and cash equivalents of the Borrower and its Subsidiaries plus (ii) all investments which are permitted by Section 9.3 hereof and are deemed current under generally accepted accounting principles plus (iii) all accounts receivable of the Borrower and its Subsidiaries to (b) the sum of (i) Consolidated Current Liabilities plus (ii) the aggregate amount of all outstanding Loans.

     "Record" shall mean the grid attached to a Note, or the continuation of such grid, or any other similar record, including computer records, maintained by the Agent or any Bank with respect to any Loan referred to in such Note.

     "Real Estate Acquisition" shall mean acquisition by the Company of (a) certain real estate, improvements located thereon and related property, in Mountain View, California, known as Shoreline Business Park for a purchase price of approximately $35,000,000 to be paid in cash by the Company and (b) any buildings and other improvements located on such property in an amount not to exceed $25,000,000 in the aggregate on terms reasonably satisfactory to the Agent for which the Agent has given its prior written consent which consent shall not be unreasonably withheld.

     "Reference Bank" shall mean FNBB.

     "Regulation D" shall mean Regulation D, as at any time amended, of the Board of Governors of the Federal Reserve System or any other regulation in substance substituted therefor.

     "Required Banks" shall mean, as of any date, the Banks holding 51% or more of the outstanding principal amount of the Notes on such date; and if no such principal is outstanding, the Bank's whose aggregate Commitments constitutes 51% or more of the Total Commitment.

     "Revolving Credit Loans" shall mean revolving credit loans made or to be made by the Banks to the Company pursuant to Section 2.

     "Revolving Credit Loan Maturity Date" shall mean March 31, 1997.

     "Revolving Credit Note" shall have the meaning set forth in Section 2.1C.

     "Revolving Credit Note Record" shall mean a Record with respect to a Revolving Credit Note.

     "Subsidiary" when used in the singular and "Subsidiaries" when used in the plural shall mean any or all of those corporations listed in Exhibit B annexed hereto and any corporation of which the Company or any other Subsidiary or the Company and one or more Subsidiaries owns or controls, directly or indirectly, more than 50% of the outstanding stock having by its terms ordinary voting power to elect a majority of the Board of Directors of the corporation.

     "Term Loan" shall mean the term loan made or to be made by the Banks to the Company on the Conversion Date as contemplated by Section 3 hereof.

     "Term Loan Maturity Date" shall mean March 31, 1998.

     "Term Notes" shall have the meaning set forth in Section 3.1.

     "Term Note Record" shall mean a Record with respect to a Term Note.

     "Total Commitment" shall mean the sum of the Commitment of the Banks, as in effect from time to time.

     "Type" shall mean as to any Revolving Credit Loan or all or any portion of the Term Loan its nature as a Domestic Rate Loan or a Eurodollar Rate Loan.

     1.2 ACCOUNTING TERMS. Each accounting term not defined herein, and each accounting term partly defined herein to the extent not defined, shall have the meaning given to it under generally accepted accounting principles.

SECTION 2. REVOLVING CREDIT LOANS

     2.1  REVOLVING CREDIT COMMITMENT.

          A. Subject to the terms and conditions of this Agreement, each Bank severally agrees to make Revolving Credit Loans to the Company at any one time equal to such Bank's Commitment from the date of this Agreement to and including the Revolving Credit Loan Maturity Date as at such time and in such amounts as the Company may request, which amounts may be borrowed, repaid and reborrowed subject to the limitations set out herein, provided that the sum of the outstanding amount of the Revolving Credit Loans, (after giving effect to all amounts requested) shall not at any time exceed the Total Commitment.

          B. Each Loan shall be in a minimum aggregate principal amount of $1,000,000 and in multiples of $100,000.

          C. The obligation of the Company to repay to the Banks the principal of the Revolving Credit Loans advanced by each Bank and interest thereon shall be evidenced by a promissory note (the "Revolving Credit Note") dated as of the Closing Date and completed with appropriate insertions. One Revolving Credit Note shall be payable to the order of each Bank in a principal amount equal to such Bank's Commitment or, if less, the outstanding amount of all Revolving Credit Loans made by such Banks, plus interest accrued thereon, as set forth below. The Company irrevocably authorizes each Bank to make or cause to be made, at or about the time of the Drawdown Date of any Revolving Credit Loan or at the time of receipt of any principal on such Bank's Revolving Credit Note, an appropriate notation on such Bank's Revolving Credit Note Record reflecting the making of such Revolving Credit Loan or, as the case may be, the receipt of such payment. The outstanding amount of the Revolving Credit Loans set forth on such Bank's Revolving Credit Note Record shall be prima facie evidence of the principal amount thereof owing and unpaid to such Bank, but the failure to record, or any error in so recording, any such amount on such Bank's Revolving Credit Note Record shall not limit or otherwise affect the obligations of the Company hereunder or under any Revolving Credit Note to make payments of principal of or interest on any Revolving Credit Note when due.

     2.2 RATE DESIGNATION. The Company shall designate each Revolving Credit Loan requested hereunder as a Domestic Rate Loan or a Eurodollar Rate Loan in the notice given to the Agent in accordance with Section 2.6 hereof.

     2.3 DOMESTIC RATE REVOLVING LOANS. Principal with respect to each Revolving Credit Loan bearing interest at the Domestic Rate shall be due and payable on the Revolving Credit Loan Maturity Date. Except as set forth in Section 4.6, each Revolving Credit Loan bearing interest at the Domestic Rate shall bear interest upon the unpaid principal balance of such Revolving Credit Loan from the Drawdown Date of such Revolving Credit Loan and ending on the last day of the Interest Period with respect thereto at a fluctuating rate per annum equal to the Domestic Rate plus the Applicable Margin. The Company promises to pay interest on each Revolving Credit Loan monthly in arrears on the first day of each month, commencing with the first such day to occur after each Revolving Credit Loan is made hereunder, and on the Revolving Credit Loan Maturity Date, on which date all interest remaining unpaid shall be due and payable.

     2.4 EURODOLLAR RATE LOANS. Each Interest Period for a Revolving Credit Loan bearing interest at the Eurodollar Rate shall be selected by the Company, provided that no such term extends beyond the Revolving Credit Loan Maturity Date. Except as set forth in section 4.6, each Revolving Credit Loan bearing interest at the Eurodollar Rate shall bear interest at a rate per annum equal to the Eurodollar Rate plus the Applicable Margin for such period. Principal with respect to each Eurodollar Rate Loan shall be due and payable on the Revolving Credit Loan Maturity Date. The Company promises to pay interest on each outstanding Eurodollar Rate Loan at the end of such Interest Period, provided that if the Interest Period is longer than three months, then interest shall be payable on the date that is three months from the first day of such Interest Period, and, in addition, the last day at of such Interest Period.

     2.5 LOAN ACCOUNT. Each Bank will maintain a separate account on its books for the Company (the "Loan Account") on which will be recorded, in accordance with such Bank's customary accounting practice, (a) all Revolving Credit Loans made by such Bank to the Company, (b) all payments of such Revolving Credit Loans made to such Bank, and (c) all other charges and expenses properly chargeable to the Company hereunder. The debit balance of the Loan Account of each Bank shall reflect the amount of the Company's indebtedness for Revolving Credit Loans from time to time to such Bank hereunder. So long as any Revolving Credit Loans are outstanding, each Bank shall deliver written statements to the Company from time to time (but no less frequently than quarterly) reflecting the amount of such indebtedness and such statements shall, in the absence of manifest error or any written statement of objection delivered by the Company to such Bank within five (5) Business Days after the Company's receipt thereof, constitute prima facie evidence of the indebtedness for Revolving Credit Loans of the Company to such Bank hereunder as of the date of such statement.

     2.6 SPECIAL NOTICE REQUIREMENTS. Each Revolving Credit Loan bearing interest at the Domestic Rate shall be made on a Business Day, and each Revolving Credit Loan bearing interest at the Eurodollar Rate shall be made on a Eurodollar Business Day. Irrevocable notice in the form of Exhibit A hereto (a "Notice of Borrowing") shall be given by the Company to the Agent as follows:

          A. For a Domestic Rate Loan, notice must be received by the Agent by 11:00 a.m., California time, one Business Day preceding the day on which such Domestic Rate Loan is to be made; and

          B. For a Eurodollar Rate Loan, notice must be received by the Agent by 11:00 a.m., California time, three (3) Eurodollar Business Days preceding the day on which such Eurodollar Rate Loan is to be made.

The Agent will promptly notify each Bank as to the content of each Notice of Borrowing. Not later than 12:00 noon, Boston time, on the Drawdown Date of such borrowing, each Bank shall make available its pro rata share of such borrowing in immediately available funds, by wiring the proceeds thereof in accordance with the instructions contained in the Notice of Borrowing.

The Agent may, unless notified to the contrary by any Bank prior to a Drawdown Date, assume that such Bank has made available to the Agent on such Drawdown Date the amount of such Bank's Commitment Percentage of the Revolving Credit Loans to be made on such Drawdown Date, and the Agent may (but it shall not be required to), in reliance upon such assumption, make available to the Company a corresponding amount. If any Bank makes available to the Agent such amount on a date after such Drawdown Date, such Bank shall pay to the Agent on demand an amount equal to the product of (a) the average computed for the period referred to in clause (c) below, of the weighted average interest rate paid by the Agent for federal funds acquired by the Agent during each day included in such period, times (b) the amount of such Bank's Commitment Percentage of such Revolving Credit Loans, times (c) a fraction, the numerator of which is the number of days that elapse from and including such Drawdown Date to the date on which the amount of such Bank's Commitment Percentage of such Revolving Credit Loans shall become immediately available to the Agent, and the denominator of which is 365. A statement of the Agent submitted to such Bank with respect to any amounts owing under this paragraph shall be prima facie evidence of the amount due and owing to the Agent by such Bank. If the amount of such Bank's Commitment Percentage of such Revolving Credit Loans is not made available to the Agent by such Bank within three (3) Business Days following such Drawdown date, the Agent shall be entitled to recover such amount from the Company on demand, with interest thereon at the rate per annum applicable to the Revolving Credit Loans made on such Drawdown date.

     2.7 PREPAYMENT. Upon written notice, or telephonic notice promptly confirmed in writing, received by the Agent on the Business Day prior to the day of such prepayment, the Company shall have the right to make prepayments of any Revolving Credit Loan, without penalty or premium, provided that:

          A. Each partial prepayment shall be in an amount of $100,000 or a multiple thereof or the outstanding balance of such Revolving Credit Loan if the outstanding balance is $1,000,000 or less; and

          B. Eurodollar Rate Loans may be prepaid in accordance with the provisions of Section 2.7A above only upon payment to the Agent of a prepayment fee computed in accordance with the following formula:

                              L = (R - T) x P x D
                                  ---------------
                                         360

          L =  amount payable to the Agent

          R =  interest rate on such Revolving Credit Loan being prepaid

          T = Eurodollar Rate in effect on the date of prepayment for new Revolving Credit Loans made for the remaining term of such Revolving Credit Loan being prepaid and in a principal amount equal to the amount prepaid

          P =  the amount of principal prepaid

          D = the number of days remaining in the term of such Revolving Credit Loan being prepaid as of the date of such prepayment

The Company shall pay such amount upon presentation by the Agent of a statement setting forth the amount and the Agent's calculation thereof pursuant hereto, which statement shall be deemed true and correct absent manifest error.

     2.8 COMMITMENT FEES. The Company shall pay to the Agent for the account of each Bank in accordance with their respective Commitment Percentages a commitment fee equal to the Fee Amount on the average daily amount during each calendar quarter or portion thereof from the Closing Date to the Revolving Credit Loan Maturity Date by which the Total Commitment exceeds the outstanding amount of Revolving Credit Loans during such calendar quarter. Such commitment fee shall be due and payable quarterly in arrears on the last day of each calendar quarter, commencing with the first such day to occur after the Closing Date, and on the Revolving Credit Loan Maturity Date or any earlier date on which the Commitments are terminated. Such fees shall be computed on the basis of a 360-day year and actual days elapsed.

     2.9 REDUCTION OF COMMITMENT. Upon written notice, or telephonic notice promptly confirmed in writing, received by each Bank five (5) Business Days prior to the effective date of such reduction, the Company may at any time wholly terminate the Total Commitment, or from time to time permanently reduce in multiples of $1,000,000 the amount thereof. Each such reduction shall reduce the Commitment of each Bank pro rata in accordance with their respective Commitment Percentages of the amount specified in such notice. Said notice shall be irrevocable unless all the Banks consent in writing to its revocation prior to the effectiveness of such reduction. Upon the effective date of any such reduction of Commitments, the Company shall make payments of principal to the Agent for the accounts of the Banks necessary to reduce the amount outstanding under the Revolving Credit Loans made pursuant to the Total Commitment to an amount not exceeding the Total Commitment, as reduced. Upon the effective date of any such reduction or termination, the Company shall pay to the Agent for the respective accounts of the Banks the full amount of any commitment fee then accrued on the amount of the reduction. No reduction of the Commitment may be reinstated unless all the Banks consent in writing to its revocation prior to the effectiveness of such reduction.

     2.10.  CONVERSION OPTIONS.

          A.
The Company may elect from time to time to convert any outstanding Revolving Credit Loan to a Revolving Credit Loan of another Type, provided that (i) with respect to any such conversion of a Revolving Credit Loan to a Domestic Rate Loan, the Company shall give the Agent at least two (2) Business Days prior written notice of such election; (ii) with respect to any such conversion of a Eurodollar Rate Loan into a Revolving Credit Loan of another Type, such conversion shall only be made on the last day of the Interest Period with respect thereto; (iii) with respect to any such conversion of a Domestic Rate Loan to a Eurodollar Rate Loan, the Company shall give the Agent at least three
(3) Eurodollar Business Days prior written notice of such election and (iv) no Loan may be converted into a Eurodollar Rate Loan when any Default or Event of Default has occurred and is continuing. On the date on which such conversion is being made each Bank shall take such action as is necessary to transfer its Commitment Percentage of such Revolving Credit Loans to its domestic lending office or its Eurodollar Lending Office, as the case may be. All or any part of outstanding Revolving Credit Loans of any Type may be converted as provided herein, provided that partial conversions shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof. Each Conversion Request relating to the conversion of a Revolving Credit Loan to a Eurodollar Rate Loan shall be irrevocable by the Company.

          B.
Any Eurodollar Rate Loan may be continued as such upon the expiration of an Interest Period with respect thereto by compliance by the Company with the notice provisions contained in Section 2.10A; provided that no Eurodollar Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, but shall be automatically converted to a Domestic Rate Loan on the last day of the first Interest Period relating thereto ending during the continuance of any Default or Event of Default of which the officers of the Agent active upon the Company's account have actual knowledge. In the event that the Company fails to provide any such notice with respect to the continuation of any Eurodollar Rate Loan as such, then such Eurodollar Rate Loan shall be automatically converted to a Domestic Rate Loan on the last day of the Interest Period relating thereto. Each Domestic Rate Loan shall automatically continue as a Domestic Rate Loan unless notice is given by the Company to the Agent electing a Loan of another Type as provided in Section 2.10A. The Agent shall notify the Banks promptly when any such automatic conversion contemplated by this Section 2.10 is scheduled to occur.

SECTION 3.  THE TERM LOAN

     3.1 CONVERSION OF REVOLVING CREDIT LOANS; THE TERM LOAN. Subject to the terms and conditions hereinafter set forth, including, without limitation, the satisfaction of the conditions set forth in Section 5.2 hereof, on the Conversion Date the aggregate amount of the outstanding Revolving Credit Loans shall be converted into a Term Loan in an aggregate principal amount equal to the aggregate outstanding principal balance of the Revolving Credit Loans on that date, held severally by the Banks in accordance with their Commitment Percentages. The Term Loan outstanding after conversion shall be evidenced by the separate Term Notes (the "Term Notes") of the Company payable to the order of each Bank, each dated as of the Conversion Date and in substantially the form of Exhibit C attached hereto, with appropriate insertions. On the Conversion Date the Company shall pay to the Agent for the pro rata accounts of the Banks all interest accrued to such date on the Revolving Credit Loans, any commitment fees and other fees payable to the Agent and the Banks hereunder, and, as soon as reasonably practicable after such payment, each Bank shall surrender to the Company its Revolving Credit Note against receipt of its Term Note evidencing the amount of the outstanding Revolving Credit Loans so converted.

     3.2 THE TERM NOTES. Each Term Note shall represent the obligation of the Company to pay to such Bank such principal amount or, if less, the outstanding amount of such Bank's Commitment Percentage of the Term Loan, plus interest accrued thereon, as set forth below. The Company irrevocably authorizes the Agent to make or cause to be made a notation on the Agent's Term Note Record reflecting the original principal amount of each Bank's Commitment Percentage of the Term Loan and, at or about the time of the Agent's receipt of any principal payment on any Term Note, an appropriate notation on the Term Note Record reflecting such payment. The aggregate unpaid amount set forth on each Term Note Record shall be prima facie evidence of the principal amount thereof owing and unpaid to each Bank, but the failure to record, or any error in so recording, any such amount on the Term Note Record shall not affect the obligations of the Company hereunder or under any Term Note to make payments of principal of and interest on any Term Note when due.

     3.3 SCHEDULE OF INSTALLMENT PAYMENTS OF PRINCIPAL OF TERM LOAN. The Company promises to pay to the Agent for the account of the Banks the principal amount of the Term Loan in four (4) consecutive quarterly installments, each equal as near as possible to 1/4th of the principal amount of the Term Loan outstanding on the Conversion Date, such installments to be due and payable on the last day of each fiscal quarter of the Company commencing with the fiscal quarter ending closest to June 30, 1997 with a final payment of all remaining outstanding principal amounts of the Term Loan, together with all accrued and unpaid interest thereon, due and payable on the Term Loan Maturity Date.

     3.4 OPTIONAL PREPAYMENT OF TERM LOAN. The Company shall have the right at any time to prepay the Term Notes on or before the Term Loan Maturity Date, as a whole, or in part, upon not less than three (3) Business Days' prior written notice to the Agent, without premium or penalty, provided that (a) each partial prepayment shall be in a principal amount equal to $500,000 or an integral multiple of $100,000 in excess thereof, (b) no portion of the Term Loan bearing interest at the Eurodollar Rate may be prepaid pursuant to this Section
3.4 except on the last day of the Interest Period relating thereto and (c) each partial prepayment shall be allocated among the Banks, in proportion, as nearly as practicable, to the respective outstanding amount of each Bank's Term Note, with adjustments to the extent practicable to equalize any prior prepayments not exactly in proportion. Any prepayment of principal of the Term Loan shall include all interest accrued to the date of prepayment and shall be applied against the scheduled installments of principal due on the Term Loan in the inverse order of maturity. No amount repaid with respect to the Term Loan may be reborrowed.

     3.5   INTEREST ON TERM LOAN.

          A. Except as otherwise provided in Section 4.6, the Term Loan shall bear interest during each Interest Period relating to all or any portion of the Term Loan at the following rates:

     (i) To the extent that all or any portion of the Term Loan bears interest during such Interest Period at the Domestic Rate, the Term Loan or such portion shall bear interest during such Interest Period at the Domestic Rate plus the Applicable Margin.

     (ii) To the extent that all or any portion of the Term Loan bears interest during such Interest Period at the Eurodollar Rate, the Term Loan or such portion shall bear interest during such Interest Period at the Eurodollar Rate plus the Applicable Margin.

     (iii) The Company promises to pay interest on the Term Loan or any portion thereof outstanding during each Interest Period (a) bearing interest at the Domestic Rate monthly in arrears on the first day of each month, commencing with the first such day to occur after the Conversion Date, and on the Term
Loan Maturity Date, on which date all interest remaining unpaid shall be due and payable; and (b) bearing interest at the Eurodollar Rate at the end of such Interest Period, provided that if the Interest Period is longer than three months, then interest shall be due and payable on the date that is three months from the first day of such Interest Period, and, in addition, on the last day of such Interest Period.

          B. The Company shall notify the Agent, such notice to be irrevocable, at least three (3) Business Days prior to the Conversion Date if all or any portion of the Term Loan is to bear interest at the Eurodollar Rate. After the Term Loan has been made, the provisions of Section 2.10 shall apply mutatis mutandis with respect to all or any portion of the Term Loan so that the Company may have the same interest rate options with respect to all or any portion of the Term Loan as it would be entitled to with respect to the Revolving Credit Loans.

          C. Any portion of the Term Loan bearing interest at the Eurodollar Rate relating to any Interest Period shall be in the amount of $500,000 or an integral multiple of $100,000 in excess thereof. No Interest Period relating to the Term Loan or any portion thereof bearing interest at the Eurodollar Rate shall extend beyond the date on which a regularly scheduled installment payment of the principal of the Term Loan is to be made unless a portion of the Term Loan at least equal to such installment payment has an Interest Period ending on such date or is then bearing interest at the Domestic Rate.

SECTION 4.  CERTAIN GENERAL PROVISIONS

     4.1. COMPUTATION OF INTEREST AND FEES/ADJUSTMENT TO INTEREST RATES. All computations of interest and fees made or called for hereunder shall be calculated on the basis of a year of 360 days and actual days elapsed. Any change in the interest rate applicable to any Domestic Rate Loan resulting from a change in the Domestic Rate shall become effective as of the day on which such change in the Domestic Rate shall become effective.

     4.2. FEES. The Company shall pay to the Agent (a) for the pro rata accounts of the Banks on the Closing Date a closing fee in the amount of $25,000 and (b) for the Agent's own account an Agent's fee in the amount and at the times agreed to by the Agent and the Company.

     4.3   CHANGED CIRCUMSTANCES.

           A. Notwithstanding any other provision of this Agreement, in the event any Bank determines in good faith that:

          (i) the introduction of, any change in, or any change in the interpretation or administration of, any law, treaty, directive or regulation after the date hereof by any governmental agency charged with the interpretation or administration thereof shall make it unlawful or impracticable for any Bank to fund or maintain or charge interest with respect to any Eurodollar Rate Loan; or

          (ii) by reason of circumstances affecting the Designated Interbank Eurodollar Market adequate and reasonable methods do not exist for determining the applicable Eurodollar Rate; or

          (iii) deposits of Dollars in the relevant amount for the applicable term of a given Eurodollar Rate Loan are not available to such Bank in the Designated Interbank Eurodollar Market (any such Loan, an "Affected Loan");

such Bank shall promptly give notice of such determination to the Company. Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given) the right of the Company to borrow Affected Loans shall cease to apply and the Company shall, with respect to the outstanding Affected Loans, convert such Affected Loan to a Domestic Rate Loan. Upon such specified date the Company shall pay to such Bank the accrued and unpaid interest on the Affected Loans to (but not including) such specified date. In addition, the Company hereby agrees promptly to pay the Agent for the accounts of the Bank upon demand by the Bank, any additional amounts necessary to compensate such Bank for any costs incurred by such Bank in making any conversion in accordance with this Section 4.3, including any interest or fees payable by any Bank to lenders of funds obtained by it in order to make or maintain its Eurodollar Rate Loans hereunder. If at the time any Bank so notifies the Company, the Company has previously given the Banks a Notice of Borrowing but such Loans have not yet gone into effect, such notification shall be deemed to be void and the Company may borrow Loans of a non-affected type by giving an immediate substitute Notice of Borrowing.

          B. Notwithstanding any other provision of this Agreement, in the event any Bank determines in good faith that any law, regulation, treaty or official directive or the interpretation or application thereof by any court or by any governmental authority charged with the administration thereof or the compliance with any guideline or request of any central bank or other governmental authority (whether or not having the force of law)

          (i) subjects any Bank to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to payments of principal or interest or any other amounts payable hereunder by the Company or otherwise with respect to the transactions contemplated hereunder (except for taxes on the overall net income of such Bank imposed by the United States of America or any political subdivision thereof); or

          (ii) materially changes the basis of taxation (except for changes in taxes on income or profits) of payments to any Bank of the principal of or the interest on any Loans or any other amounts payable to any Bank or the Agent under this Agreement; or

          (iii) imposes, modifies or deems applicable any deposit insurance, reserve, special deposit, capital maintenance or similar requirement against assets held by, or deposits in or for the account of, or loans by, any Bank (other than such requirements as are included in the determination of the Eurodollar Rate for Eurodollar Rate Loans, hereunder); or

          (iv) imposes upon any Bank or the Agent any other condition or requirements with respect to its performance under this Agreement;

and the result of any of the foregoing is to increase the cost to any Bank, reduce the income receivable by or return on equity of such Bank or impose any expense upon such Bank with respect to any Loans, such Bank shall notify the Company thereof. The Company agrees to pay to each Bank the amount of such increase in cost, reduction in income or return on equity or additional expense as and when such cost, reduction or expense is incurred or determined, upon presentation by such Bank of a statement prepared in good faith in the amount and setting forth such Bank's calculation thereof, which statement shall be deemed true and correct absent manifest error.

          C. Each Bank which is a foreign person (i.e., a person other than a United States person for United States Federal income tax purposes) (a "Foreign Bank") agrees that:

          (i) it shall, no later than the Closing Date (or, in the case of a Foreign Bank which becomes a party hereto pursuant to Section 13 after the Closing Date, the date upon which the Bank becomes a party hereto) deliver to the Company through the Agent two accurate and complete signed originals of Internal Revenue Service Form 4224 or any successor thereto ("Form 4224"), or two (2) accurate and complete signed originals of Internal Revenue Service Form 1001 or any successor thereto ("Form 1001"), as appropriate, in each case indicating that the Foreign Bank is on the date of delivery thereof entitled to receive payments of principal, interest and fees under this Agreement free from withholding of United States Federal income tax;

          (ii) if at any time any Foreign Bank makes any changes necessitating a new Form 4224 or Form 1001, it shall with reasonable promptness deliver to the Company through the Agent in replacement for, or in addition to, the forms previously delivered by it hereunder, two (2) accurate and complete signed originals of Form 4224 or two (2) accurate and complete signed originals of Form 1001, as appropriate, in each case indicating that the Foreign Bank is on the date of delivery thereof entitled to receive payments of principal, interest and fees under this Agreement free from withholding of United States Federal income tax;

          (iii) it shall, before or promptly after the occurrence of any event (including the passing of time but excluding any event mentioned in (ii) above) requiring a change in or renewal of the most recent Form 4224 or Form 1001 previously delivered by such Foreign Bank and deliver to the Company through the Agent two (2) accurate and complete original signed copies of Form 4224 or Form 1001 in replacement for the forms previously delivered by the Foreign Bank; and

          (iv) it shall, promptly upon the Company's or the Agent's reasonable request to that effect, deliver to the Company or the Agent (as the case may be) such other forms or similar documentation as may be required from time to time by any applicable law, treaty, rule or regulation in order to establish such Foreign Bank's tax status for withholding purposes.

          D. The Company will not be required to pay any additional amounts in respect of United States Federal income tax pursuant to Section 4.3B to any Foreign Bank for the account of such Foreign Bank:

          (i) if the obligation to pay such additional amounts would not have arisen but for a failure by such Foreign Bank to comply with its obligations under Section 4.3C above;

          (ii) if such Foreign Bank shall have delivered to the Company a Form 4224 pursuant to Section 4.3C, and such Foreign Bank shall not at any time be entitled to exemption from deduction or withholding of United States Federal income tax in respect of payments by the Company hereunder for the account of such Foreign Bank for any reason other than a change in United States law or regulations or in the official interpretation of such law or regulations by any governmental authority charged with the interpretation or administration thereof (whether or not having the force of law) after the date of delivery of such Form 4224; or

          (iii) if the Foreign Bank shall have delivered to the Company a Form 1001 in respect of such Foreign Bank pursuant to Section 4.3C, and such Foreign Bank shall not at any time be entitled to exemption from deduction or withholding of United States Federal income tax in respect of payments by the Company hereunder for the account of such Foreign Bank for any reason other than a change in United States law or regulations or any applicable tax treaty or regulations or in the official interpretation of any such law, treaty or regulations by any governmental authority charged with the interpretation or administration thereof (whether or not having the force of law) after the date of delivery of such Form 1001 .

          E. Notwithstanding any other provision of this Agreement, in the event that any Bank determines in good faith that the adoption of or any change in any applicable law, rule or regulation regarding capital requirements for banks or bank holding companies, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Bank or the Agent with any request or directive of any such entity regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on such Bank's capital to a level below that which such Bank could have achieved (taking into consideration such Bank's policies with respect to capital adequacy immediately before such adoption, change or compliance and assuming that such Bank's capital was fully utilized prior to such adoption, change or compliance) but for such adoption, change or compliance as a consequence of its commitment to make Loans hereunder by any amount deemed by such Bank to be material:

          (i) such Bank shall promptly after its determination of such occurrence give notice thereof to the Company; and

          (ii) the Company shall pay to such Bank as an additional fee from time to time on demand such amount as such Bank certifies to be the amount that will compensate it for such reduction; provided that the Company shall have no obligation with respect to periods more than three months prior to any such notice.

A certificate of any Bank claiming compensation under this Section 4.3 shall be conclusive in the absence of manifest error. Such certificate shall set forth the nature of the occurrence giving rise to such compensation, the additional amount or amounts to be paid to it hereunder and the method by which such amounts were determined. In determining such amount, the Banks may use any reasonable averaging and attribution methods.

     4.4 PAYMENTS FREE OF TAXES. All payments made by the Company in connection with this Agreement shall be made free and clear of, and without reduction by reason of, any taxes.

     4.5 FUNDING SOURCES. Other than as specifically stated herein, nothing herein shall be deemed to obligate any Bank to fund any Loan hereunder in any particular place or manner and nothing herein shall be deemed to constitute a representation by any Bank that it has funded or will fund any Loan hereunder in any particular place or manner.

     4.6 LATE PRINCIPAL AND INTEREST. Should principal and/or interest not be paid when due (after all applicable grace periods set forth in this Agreement, if any, have elapsed) with respect to any Loan made hereunder, it shall thereafter bear interest at a fluctuating rate per annum equal to 2% in excess of the interest rate in effect on such Loan.

     4.7 PLACE OF LOANS AND PAYMENTS. All Loans made hereunder and other amounts payable hereunder shall be paid to the Agent at the office of the Agent in Boston, Massachusetts for the account of each Bank. Payments made by the Company under this Agreement shall be received by the Agent no later than 1:00 p.m., Boston, Massachusetts time on the date that the payment is due. Each Bank agrees to timely provide a statement of all amounts due and payable hereunder from time to time, provided that the failure to provide such a notice shall not affect the unconditional obligation of the Company to pay such amounts on the dates herein provided.

     4.8 IMMEDIATELY AVAILABLE DOLLARS. All Loans and payments hereunder shall be made in Dollars and in immediately available funds.

     4.9 FAILURE TO CHARGE NOT SUBSEQUENT WAIVER. The Company explicitly agrees that any decision by the Agent or any Bank not to require payment of any fees and/or compensation for costs, or to reduce that amount of such fees and/or compensation for costs, for any particular Eurodollar Rate Loan shall in no way limit the Agent's or such Bank's right to require full payment of any fees and/or compensation for costs for any other Eurodollar Rate Loan.

     4.10 IDENTIFICATION OF DESIGNATED INTERBANK EURODOLLAR MARKET. Upon request of the Company communicated to the Agent, the Agent shall identify the interbank Eurodollar market that constitutes the Designated Interbank Eurodollar Market for any Eurodollar Rate Loan.

     4.11 PRO RATA LOANS; OBLIGATIONS SEVERAL.

          A. The Company, the Agent and the Banks agree that each extension of credit shall be made on a pro rata basis by the Banks in accordance with their respective Commitment Percentages. Each payment and prepayment of Loans, and each payment of interest and fees, made by the Company to the Agent shall be made, and each reduction of the Commitment shall be applied, pro rata to the Banks in proportion to the respective amounts of the Loans outstanding immediately prior to such payment or prepayment or, if no Loans are outstanding, in the proportion that each Bank's Commitment bears to the Total Commitment.

          B. The obligations of each Bank under this Agreement are several. The failure of any Bank to meet its obligations hereunder shall not release any other Bank from its obligations as provided herein. No Bank shall be liable for the failure of any other Bank to perform its obligations under this Agreement.

     4.12 SURVIVABILITY. Except as otherwise specified herein, all of the Company's obligations under Section 2 and 3 hereof with respect to any Loans made hereunder shall survive repayment of such Loans.

     4.13 INDEMNITY. The Company agrees to indemnify each Bank and to hold each Bank harmless from and against any loss, cost or expense that such Bank may sustain or incur as a consequence of (a) default by the Company in payment of the principal amount of or any interest on any Eurodollar Rate Loans as and when due and payable, including any such loss or expense arising from interest or fees payable by such Bank to lenders of funds obtained by it in order to maintain its Eurodollar Rate Loans, (b) default by the Company in making a borrowing after the Company has given (or is deemed to have given) a loan request, notice (in the case of all or any portion of the Term Loan pursuant to Section 3.5) or a Conversion Request relating thereto in accordance with Section
2.10 or Section 3.5 or (c) the making of any payment of a Eurodollar Rate Loan or the making of any conversion of any such Loan to a Domestic Rate Loan on a day that is not the last day of the applicable Interest Period with respect thereto, including interest or fees payable by such Bank to lenders of funds obtained by it in order to maintain any such Loans.

     SECTION 5.  CONDITION OF LENDING

     5.1 CONDITIONS PRECEDENT TO INITIAL BORROWING. This Agreement shall become effective on the Effective Date and the obligation of the Banks to make the initial Revolving Credit Loans hereunder shall be subject to the condition precedent that the Agent shall have received, in form and substance satisfactory to the Agent and its counsel, the following:

          A. certified copies of corporate certificates evidencing all necessary action on the part of the Company with respect to the authorization of this Agreement and the Notes and the authorization of certain officer(s) to execute, deliver and take all other actions required under this Agreement and the Notes, and providing specimen signatures of such officers;

          B. a certified copy of the certificate of incorporation of the Company and all amendments and supplements thereto, filed in the office of the Secretary of State of Delaware, each certified by said Secretary of State as being a true and correct copy thereof;

          C. the Bylaws of the Company and all amendments and supplements thereto, certified by the Secretary or Assistant Secretary of the Company as being a true and correct copy thereof;

          D. a certificate of the Secretary of State of Delaware as to legal existence and good standing in such state and listing all documents on file in his office;

          E. a certificate of the Secretary of State of California as to the licensing of the Company to do business in such state;

          F. the favorable written opinion of the Company's in-house counsel addressed to the Agent and the Banks substantially in the form of Exhibit D attached hereto;

          G. duly executed and delivered counterparts of this Agreement and the Revolving Credit Notes, with both documents being in full force and effect;

          H. such other documents as the Agent or its counsel may reasonably request in order to effect fully the purposes of this Agreement;

          I. the receipt by the Agent of the closing fee, the Agent's fee pursuant to Section 4.2 and the Agent's Fee Letter; and

          J. the receipt by the Agent of evidence that all fees and expenses (including, without limitation, attorneys' fees and expenses of Agent's counsel incurred in the preparation of this Agreement) have been paid.

Promptly after satisfaction of the foregoing conditions precedent, the Agent shall deliver a written notice to the Company that to the best of the Agent's knowledge the foregoing conditions have been satisfied, provided, however, the parties hereto hereby acknowledge and agree that any such notice by the Agent to the Company is not in any way a representation or warranty by the Agent to the Company or the Banks as to the accuracy, truthfulness or authenticity of the documents, instruments or agreements delivered by the Company pursuant to this
Section 5.1, nor shall such notice be construed by the Company as a waiver of any Default or Event of Default which may occur as a result of any of the representations, warranties or covenants contained in the documents, agreements and instruments delivered pursuant to this Section 5.1 being untrue or misleading.

     5.2 CONDITIONS OF INITIAL AND SUBSEQUENT BORROWINGS. The obligation of the Banks to make any Loan (including converting the outstanding portion of the Revolving Credit Loans to the Term Loan on the Conversion Date) hereunder is further subject to the following conditions:

          A. timely receipt by the Agent of a Notice of Borrowing as provided in
Section 2.6;

          B. the representations and warranties contained in Section 6 shall be true and accurate in all material respects on and as of the date of such Notice of Borrowing and on the effective date of each Loan as though made at and as of such date (except to the extent that such representations and warranties expressly relate to an earlier date), and no Default or Event of Default shall have occurred and be continuing, or would result from such Loan;

          C. the corporate action referred to in Section 5.1A shall remain in full force and effect;

          D. no change shall have occurred in any law or regulation or interpretation thereof that, in the opinion of counsel for any Bank, would make it illegal or against the policy of any governmental agency or authority for the Banks to make Loans hereunder; and

          E. prior to or on the Conversion Date, each Bank shall have received a Term Note payable to the order of such Bank, in a principal amount equal to the outstanding principal balance of the Revolving Credit Loans made by such Bank as of the Conversion Date.

     The making of each Loan shall be deemed to be a representation and warranty by the Company on the date of such Loan as to the accuracy of the facts referred to in subsections B and C of this Section 5.2.

             SECTION 6.  COMPANY'S REPRESENTATIONS AND WARRANTIES

     To induce the Agent and the Banks to enter into this Agreement and make the Loans, the Company makes the following representations and warranties to each of the Banks:

     6.1 EXISTENCE AND RIGHTS. The Company and its Subsidiaries are corporations duly organized and existing in good standing under the laws of the jurisdictions in which they are incorporated without limit as to the duration of their existence, and the Company is authorized and in good standing as a foreign corporation and is duly authorized to do business in the State of California; it has adequate authority, rights and franchises to own its property and to carry on its business as now conducted, and is duly qualified and in good standing in each jurisdiction in which the failure to so qualify could have a material adverse effect on its business or properties; the Company has adequate authority to make and carry out the provisions of this Agreement and all other documents or instruments executed in connection therewith (the "Loan Documents"); and, subject to Section 8.7 below, the Company's chief executive office is located in the State of California. Except as shall have been disclosed in writing to the Banks, the Company has no investment in any other corporation other than its Subsidiaries listed in Exhibit B annexed hereto.

     6.2 AGREEMENT AUTHORIZED. The execution, delivery and performance of this Agreement and the Loan Documents are duly authorized by all necessary corporate action and do not require the consent or approval of any governmental body or other regulatory authority; are not in contravention of or conflict with any law or regulation or any term or provision of its certificate of incorporation or bylaws; and this Agreement and the Loan Documents are the valid, binding and legal obligation of the Company, enforceable in accordance with its terms.

     6.3 NO CONFLICT. The execution, delivery and performance of this Agreement and the Loan Documents will not breach or constitute a default under any agreement, indenture, undertaking or other instrument to which the Company or its Subsidiaries are a party or by which they or any of their property may be bound or affected, and such execution, delivery and performance will not result in the creation or imposition of (or the obligation to create or impose) any lien, charge or encumbrance on, or security interest in, any of their property pursuant to the provisions of any of the foregoing.

     6.4 LITIGATION. Except as shall have been disclosed in the Disclosure Letter to the Agent and the Banks, there is no litigation or other proceedings pending or, to the knowledge of the Company, affecting it or its Subsidiaries or their properties that, if determined adversely to the Company or its Subsidiaries, would have a materially adverse effect on the financial condition, properties or operations of the Company or the Company and its Subsidiaries, taken as a whole, and neither the Company nor any of its Subsidiaries is in default with respect to any order, writ, injunction, decree or demand of any court or other governmental or regulatory authority where such default would have a material adverse effect on the financial condition, properties or operations of the Company or the Company and its Subsidiaries, taken as a whole.

     6.5 FINANCIAL CONDITION. The consolidated balance sheet of the Company and its Subsidiaries as of December 31, 1994, and the related statements of profit and loss, cash flow and changes in stockholders' equity for the twelve months ended on that date, all as certified by public accountants acceptable to the Banks, a copy of each of which has heretofore been delivered to the Banks by the Company, and all other statements and data submitted in writing in connection with the request for the credit granted by this Agreement, are true and correct in all material respects, and said balance sheets, profit and loss statements and other statements and data fairly present the financial condition of the Company and its Subsidiaries as of the dates thereof and the results of the operations of the Company and its Subsidiaries for the periods covered thereby, and have been prepared in accordance with generally accepted accounting principles on a basis consistently maintained. Since said dates there have been no changes in the assets, liabilities or financial condition of the Company or its Subsidiaries other than changes that have not been materially adverse to the financial condition, operations or business of the Company or the Company and its Subsidiaries taken as a whole. The Company has no knowledge of any liabilities, contingent or otherwise, at said dates not reflected in said balance sheets and the notes thereto, and the Company and its Subsidiaries have not entered into any commitments or contracts outside the ordinary course of business that are not reflected in said balance sheets or the notes thereto that may have a materially adverse effect upon their financial condition, operations or business as now conducted.

     6.6 TITLE TO ASSETS. The Company and its Subsidiaries have good and clear title to their assets, and the same are not subject to any mortgages, deeds of trust, pledges, security interests or other encumbrances other than those permitted by the terms of Section 9.2 hereof and those in their most recent financial statements previously delivered to the Banks.

     6.7 TAX STATUS. The Company and its Subsidiaries have filed all tax returns and reports required to be filed and have paid all applicable federal, state and local franchise and income taxes that are due and payable, (a) except in those cases where the same are being contested in good faith and disclosed to the Banks and (b) except for local taxes not paid not exceeding $50,000 in the aggregate.

     6.8 TRADEMARKS AND PATENTS. Except as shall have been disclosed in the Disclosure Letter to the Agent and the Banks, the Company and its Subsidiaries, as of the date hereof, possess all necessary trademarks, trade names, copyrights, patents, patent rights, and licenses to conduct their businesses as now operated, without any known conflict with the valid trademarks, trade names, copyrights, patents and license rights of others.

     6.9 REGULATIONS G, T AND U. Not more than 25% of the value of the Company's assets and other property consists of margin stock (as defined within Regulation U of the Board of Governors of the Federal Reserve System). Shares repurchased by the Company as permitted hereunder but not held as treasury stock and instead retired as authorized and unissued shares of the Company shall not be considered a "margin stock" hereunder and under Section 9.7 of this Agreement unless required to be considered as margin stock pursuant to the terms of Regulation U as interpreted by rulings and staff opinions of the Board of Governors of the Federal Reserve System and counsel acceptable to the Agent.

     6.10 ERISA. The Company and every member of the "controlled group" (as such term is used in the Internal Revenue Code of 1986 and ERISA and the applicable regulations thereunder) that includes the Company have fulfilled their obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and are in compliance in all material respects with the applicable provisions of ERISA and the Code, and have not incurred any liability to the PBGC or a Plan under Title IV of ERISA; no "prohibited transaction" or "reportable event" (as such terms are defined in ERISA) has occurred with respect to any Plan; no action has been taken by the Company or any such Subsidiary to terminate or withdraw from any Plan and no notice of intent to terminate a Plan has been filed under Section 4041 of ERISA; and no proceeding has been commenced under Section 4042 of ERISA and no grounds exist for the commencement of any such proceeding.

     6.11 ENVIRONMENTAL QUALITY. To the best of its knowledge the Company and its Subsidiaries have complied with all applicable state and federal laws and regulations relating to environmental quality except where noncompliance would not result in costs or expenses, penalties or fines exceeding $5,000,000 in the aggregate; and the Company is not aware that it or any of its Subsidiaries are under investigation by any state or federal agency designed to enforce said laws and regulations.

     6.12 OTHER REGULATIONS. Neither the Company nor any of its Subsidiaries or affiliates is subject to any statute or regulation restricting the ability of the Company or any Subsidiary or affiliate to incur indebtedness or encumber its respective properties.

     6.13 SUBSIDIARIES. Except as shall have been disclosed in writing to the Banks, all the Subsidiaries of the Company are listed on Exhibit B hereto. The Company or a Subsidiary of the Company is the owner, free and clear of all liens and encumbrances, of all of the issued and outstanding stock of each Subsidiary listed on Exhibit B. All shares of such stock have been validly issued and are fully paid and nonassessable, and no rights to subscribe to any additional shares have been granted, and no options, warrants or similar rights are outstanding.


                      SECTION 7.  BANKS' REPRESENTATIONS

     7.1 NONRELIANCE. The Banks are not relying on or looking to any capital stock or other security (as defined in Regulation U of the Board of Governors of the Federal Reserve System) now or hereafter owned by the Company for the repayment of the Loans provided for herein.

                  SECTION 8.  COMPANY'S AFFIRMATIVE COVENANTS

     The Company covenants and agrees that, so long as any Loan is outstanding or any Bank has any obligation to make any Loans, the Company shall do, and cause each of its Subsidiaries to do, all of the following:


     8.1 PUNCTUAL PAYMENT. Duly and punctually pay or cause to be paid the principal and interest on the Loans and the commitment fees and Agent's fee provided for in this Agreement, all in accordance with the terms of this Agreement and the Loan Documents.

     8.2 CORPORATE RIGHTS AND FACILITIES. Maintain and preserve its corporate existence and all rights, privileges, franchises and other authority, including without limitation all trademarks, patents and licenses of the types referred to in Section 6.8, adequate for the conduct of its business; maintain its properties, equipment and facilities in good order and repair; and conduct its businesses in an orderly manner without voluntary interruption.

     8.3 INSURANCE. Maintain insurance with responsible insurance carriers against such risks and in such amounts as is customarily carried by similar businesses, including, without limitation, errors and omissions when available, fire, public liability, property damage, workers' compensation and interruption of business insurance.

     8.4 TAXES AND OTHER LIABILITIES. Pay and discharge, before the same become delinquent and before penalties accrue thereon, all taxes, assessments and governmental charges upon or against it or any of its properties, and all its other liabilities at any time existing, except to the extent that:

          A. the same are being contested in good faith and by appropriate proceedings in such manner as not to cause any materially adverse effect upon its financial condition or the loss of any right of redemption from any sale thereunder; and

          B. it shall have set aside on its books reserves (segregated to the extent required by generally accepted accounting principles) adequate with respect thereto.

The Company shall pay all governmental charges or taxes (except for taxes on the overall net income of any Bank imposed by the United States of America or any political subdivision thereof) at any time payable or ruled to be payable in respect of the existence, execution or delivery of this Agreement by reason of any existing or hereafter enacted federal or state statute.

     8.5 FINANCIAL COVENANTS. As of the end of each of the Company's fiscal quarters:

          A. Maintain a minimum Consolidated Tangible Net Worth of not less than 85% of the Consolidated Tangible Net Worth of the Company and its Subsidiaries as at December 31, 1994 plus 85% of the net profit after taxes for each quarter commencing with the quarter ended March 31, 1995 plus 100% of the proceeds of new equity raised after December 31, 1994 minus 100% of the cost of repurchases by the Company of its stock after December 31, 1994 in an aggregate amount of up to $60,000,000. Any consolidated losses shall not reduce the amount of Consolidated Tangible Net Worth required to be maintained pursuant to this
Section 8.5;

          B. Maintain a Leverage Ratio of not more than 1.25:1.00;

          C. As of the date of determination, have a net loss for any fiscal quarter of not greater than 10% of Consolidated Tangible Net Worth of the Company at the beginning of such fiscal quarter for which such loss is being calculated, and not have net losses for each of the three consecutive fiscal quarters then ended;

          D. Maintain a ratio of Consolidated Current Assets to Consolidated Current Liabilities of not less than (i) 1.75:1.00 as of the end of each fiscal quarter in fiscal year 1995 and (ii) 1.50:1.00 as of the end of each fiscal quarter in each fiscal quarter thereafter; and

          E. Maintain a Quick Ratio of not less than 0.75:1.00.

     8.6 RECORDS AND REPORTS. Maintain a system of accounting in accordance with generally accepted accounting principles on a basis consistently maintained; and furnish at the Company's expense to the Agent with copies to each of the Banks:

          A. as soon as available, and in any event within 55 days after the close of each fiscal quarter of the Company, commencing with the quarter ending closest to June 30, 1995 on a consolidated basis, a balance sheet, profit and loss statement and a statement of cash flow of the Company and its Subsidiaries as at the close of such quarter and covering operations for the portion of the Company's fiscal year ending on the last day of such quarter, all in reasonable detail and stating in comparative form the figures for the corresponding date and period in the previous fiscal year, prepared in accordance with generally accepted accounting principles on a basis consistently maintained by the Company and its Subsidiaries and certified by an appropriate officer of the Company, subject, however, to year-end audit adjustments;

          B. as soon as available, and in any event within 100 days after the close of each fiscal year of the Company, a consolidated balance sheet, and a related consolidated statement of income, changes in stockholders' equity and cash flow for the Company and its Subsidiaries for such year, all in reasonable detail and stating in comparative form the figures as at the close of and for the previous fiscal year, audited by and with the unqualified opinion of certified public accountants satisfactory to the Banks;

          C. concurrently with delivery of the documents provided for in Section 8.6A hereof, a certificate of the chief financial officer of the Company, substantially in the form of Exhibit E (the "Compliance Certificate"), stating that the Company has performed and observed each and every covenant contained in this Agreement to be performed by it and that no Default or Event of Default has occurred or, if such event has occurred, specifying the nature thereof;

          D. promptly after the same are available, copies of all proxy statements, financial statements and reports as the Company shall send to its stockholders, and copies of all reports that the Company may file with the Securities and Exchange Commission or any governmental authority at any time substituted therefor;

          E. as soon as possible, and in any event within 30 days after the Company knows or has reason to know that any event that would constitute a reportable event under Section 4043(b) of Title IV of ERISA with respect to any Plan has occurred, or that the PBGC or the Company has instituted or will institute proceedings under such Title to terminate any Plan, the Company will deliver to the Banks a certificate of the chief financial officer of the Company setting forth details as to such reportable event and the action that the Company proposes to take with respect thereto, together with a copy of any notice of such reportable event that may be required to be filed with the PBGC, or any notice delivered by the PBGC evidencing its intent to institute such proceedings or any notice to the PBGC that any Plan is to be terminated, as the case may be. For all purposes of this covenant, the Company shall be deemed to have all knowledge or knowledge of all facts attributable to the Plan administrator under such Title. The Company shall furnish the Banks (or cause the Plan administrator to furnish the Banks) with the Annual Report for each Plan covered by such Title IV and filed with the PBGC not later than 10 days after such Report has been filed with the PBGC; and

          F. such other information relating to the affairs of the Company or related entities as any Bank reasonably may request from time to time.

     8.7 NOTICE OF CERTAIN EVENTS. Promptly notify the Banks in writing of the occurrence of any (a) Default or Event of Default hereunder; (b) change in the location of the Company's headquarters office; and (c) change in the name or trade name of the Company.

     8.8 BANK EXPENSES. Pay all expenses (including reasonable attorneys' fees or allocated expenses of the Agent's in-house legal staff incurred in connection with the preparation of this Agreement and, after the occurrence and during the continuation of any Default or Event of Default, the fees and cost of any audit by the Agent on behalf of the Banks including those incurred by the Agent's employees or by any agent of the Agent) of the Agent on behalf of the Banks in connection with the preparation, administration and enforcement of this Agreement and the Loans or any waiver or amendment of any provision hereof. The Company agrees to indemnify the Banks from and hold them harmless against any transfer taxes, documentary taxes, assessments or charges made by any governmental authority by reason of the execution, delivery and performance of this Agreement and the Loans. The obligations of the Company under this Section
8.8 shall survive payment of any Loan and assignment of any rights hereunder.

     8.9 INDEMNIFICATION. Indemnify, save, and hold harmless the Agent, the Banks and their directors, officers, agents, and employees (collectively the "indemnitees") from and against any and all claims, actions, suits whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of this Agreement and the Loan Documents or the transactions contemplated hereby, including without limitation, (a) any actual or proposed use by the Company or any of its Subsidiaries of the proceeds of any of the Loans, (b) the Company or any of Subsidiaries entering into or performing this agreement or the other Loan Documents, (c) with respect to the Company and its Subsidiaries and their respective properties and assets, the violation of any environmental law or regulation, the presence, disposal, escape, seepage, leakage, spillage, discharge, emission, release or threatened release of any hazardous substances or any action, suit, proceeding or investigation brought or threatened with respect to any hazardous substances (including, but not limited to claims with respect to wrongful death, personal injury or damage to property), in each case including, without limitation, the reasonable fees and disbursements of counsel and allocated costs of internal counsel incurred in connection with any such investigation, litigation or other proceeding. In litigation, or the preparation thereof, the Banks and the Agent shall be entitled to select their own counsel and, in addition to the foregoing indemnity, the Company agrees to pay promptly the reasonable fees and expenses of such counsel. If, and to the extent that the obligations of the Company under this Section 8.9 are unenforceable for any reason, the Company hereby agrees to make the maximum contribution to the payment in satisfaction of such obligations which is permissable under applicable law, provided, however, that the foregoing indemnity shall not apply to the extent any of the foregoing arise from the willful misconduct or gross negligence of any of the indemnitees. The obligations of the Company under this Section 8.9 shall survive payment of any Loans and assignment of any rights hereunder.

     8.10 COMPLIANCE WITH LAW. Comply in all material respects with all applicable state and federal laws and regulations, including, but not limited to, those relating to environmental quality and the Federal Food and Drug Administration.

     8.11 ERISA COMPLIANCE. Comply in all material respects with the requirements of ERISA with respect to any Plan.

     8.12 LITIGATION. Promptly give notice in writing to the Agent of any claims, disputes or pending or threatened litigation involving the Company, any of its Subsidiaries or any of their respective properties that could, if adversely determined, result in judgments, costs or expenses payable to third parties exceeding $1,500,000 in the aggregate (and in connection with such notice, the Company agrees to make available to each Bank its officers and legal counsel to discuss with such Bank all pertinent aspects of any such claims, disputes or pending or threatened litigation).

     8.13 INSPECTION BY THE BANKS. Permit any Bank or its designees, upon reasonable notice at any reasonable time and at reasonable intervals of time, at such Bank's sole cost and expense (subject to Section 8.8), to (a) visit and inspect the properties of the Company and its respective Subsidiaries, (b) examine and make copies of and take abstracts from the financial books, accounts and records of the Company and its Subsidiaries (provided that such Bank may examine and make notes of, but shall not without the prior consent of the Company make copies of, the consolidating financial statements of the Company and its Subsidiaries), and (c) discuss the affairs, finances and accounts of the Company and its Subsidiaries with the appropriate officers of the Company.

     8.14 USE OF PROCEEDS. The Company will use the proceeds of the Loans solely for working capital and general corporate purposes.

     8.15.  FURTHER ASSURANCES.

The Company will, and will cause each of its Subsidiaries to, cooperate with the Banks and the Agent and execute such further instruments and documents as the Banks or the Agent shall reasonably request to carry out to their satisfaction the transactions contemplated by this Agreement and the other Loan Documents.

                   SECTION 9.  COMPANY'S NEGATIVE COVENANTS

     The Company covenants and agrees that so long as any Loan is outstanding or any Bank has any obligation to make any Loans, the Company shall not do, or permit any of its Subsidiaries to do, any of the following:

     9.1 TYPE OF BUSINESS. Make any substantial change in the present character of its business.

     9.2 LIENS AND ENCUMBRANCES. Create, incur, assume or permit to exist any mortgage, deed of trust, security interest (whether possessory or nonpossessory) or other encumbrance of any kind (including, without limitation, the charge upon property purchased under conditional sale or other title retention agreement) (hereinafter collectively referred to as "Liens") upon or on any of its property or assets now owned or hereafter acquired other than:

          A. Liens for taxes and assessments or other governmental charges or levies, either not yet due and payable or to the extent that nonpayment thereof is permitted by the terms of subsection 8.4 hereof;

          B. Liens in connection with workers' compensation, unemployment insurance, social security or public or statutory liability laws or similar legislation;

          C. mechanics', workmen's, materialmen's, landlords', carriers', warehousemen's or other similar Liens arising in the ordinary course of business and securing indebtedness that is either (i) not more than 90 days past the date such indebtedness first became due and payable or (ii) being contested in good faith;

          D. any attachment or judgment Liens not in excess of $3,000,000 securing the payment of money, unless the judgment it secures shall not, within 60 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within 30 days after the expiration of any such stay;

          E. encumbrances on real estate and real property leases that are permitted by mortgages or leasehold mortgages permitted hereunder, provided that such encumbrances have been disclosed to the Banks; and zoning restrictions, easements, licenses, or other restrictions on the use of real property or other minor irregularities in title (including leasehold title) thereto, so long as the same do not materially impair the use, value, or marketability of such real property, leases or leasehold estates;

          F. Liens disclosed on the Company's financial statements dated December 31, 1994 submitted to the Banks;

          G. purchase money security interests or purchase money mortgages up to an aggregate maximum of the lesser of (i) $65,000,000 or (ii) 25% of Consolidated Tangible Net Worth with respect to assets not acquired for resale;

          H. pledges or deposits not exceeding $10,000,000 in the aggregate at any one time, securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which the Company or any of its Subsidiaries is a party as lessee made in the ordinary course of business;

          I. deposits not exceeding $5,000,000 in the aggregate at any one time, securing or in lieu of surety, appeal or customs bonds in proceedings to which the Company or any of its Subsidiaries is a party;

          J. Liens in favor of the Agent;

          K. Liens incurred in connection with the refinancing of indebtedness secured by Liens permitted hereunder, provided that the amount of indebtedness secured by any such Lien shall not be increased above the original financed amount as a result of such refinancing and no such Lien shall extend to property of the Company or any such Subsidiary not encumbered prior to any such refinancing; and

          L. Liens encumbering the property subject to the Real Estate Acquisition in connection with financing obtained by the Company.

     9.3 LOANS AND INVESTMENTS. Lend money or extend credit to any Person, with the exception of credit to vendors or customers made or refinanced in the ordinary course of business; or make any loans or investments other than in the following:

          A. direct obligations of the United States Government;

          B. interest-bearing certificates of deposit issued by any Bank or any commercial banking institution issuing short term obligations rated Prime 1 or higher by Moody's Investors Service Inc. ("Moody's") or A-1 or higher by Standard and Poors Corporation ("S&P") and organized under the laws of the United States or any State thereof;

          C. prime commercial paper rated Prime 1 or higher by Moody's, A-1 or higher by S&P or F-1 or higher by Fitch Investors Service, Inc.;

          D. other quality investments that are rated AA/A-1/MIG-1 level or equivalent, which are in Dollar denominations and fall within the following categories:


DOMESTIC                                 FOREIGN
- --------                    -------------------------------
Demand Deposits             Time Deposits

                            Yankee Certificates of Deposit

U.S. Treasury and           Certificates of Deposit
  Agency Obligations
                            Eurodollar Time Deposits

Certificates of Deposit

                            Bankers Acceptances

Bankers Acceptances

                            Direct Obligations of, or
                            Obligations Unconditionally
                            Guaranteed by Canada, Germany,
                            Great Britain, Japan, The
                            Netherlands, Sweden, Switzerland
                            or France

Commercial Paper

Repurchase Agreements
  (fully collateralized)

Tax Exempt Securities


Money Market Preferreds

Corporate Bonds

          E. loans to or investments in Subsidiaries, affiliates or unrelated companies not to exceed, in the aggregate, 20% of Consolidated Tangible Net Worth;

          F. investments made in connection with acquisitions permitted pursuant to Section 9.5 hereof; and

          G. loans to employees not to exceed, in the aggregate, $5,000,000.

     9.4 LIMITATION ON CONTINGENT LIABILITIES. Guarantee or otherwise become responsible (including, but not limited to, pursuant to any agreement to purchase any obligations, stock, assets, goods or services or to supply or advance any funds, assets, goods or services) for obligations of any Person, except by endorsement, in the ordinary course of collection, of negotiable instruments, in excess of 15% of Consolidated Tangible Net Worth.

     9.5 PURCHASES, MERGERS OR CONSOLIDATIONS. So long as no Event of Default pursuant to Sections 10.1 or 10.3 (only as it relates to Section 8.5) has occurred or is continuing or would exist as a result, other than with respect to the Real Estate Acquisition, purchase or otherwise acquire in any one year the assets or business of any Person in excess of 7-1/2% of Consolidated Tangible Net Worth as at the date of such acquisition; or liquidate, dissolve, merge or consolidate, or commence any proceedings therefor, provided that any Subsidiary may merge or consolidate into or with the Company if the Company is the surviving company or into or with any other wholly-owned Subsidiary of the Company; or sell, lease, assign, or transfer all or substantially all of its business or fixed assets, or any property or other assets necessary for the continuation of its principal business, including, without limitation, the selling of any such property or other asset accompanied by the leasing back of the same.

     9.6  DIVIDENDS, STOCK PAYMENTS.   So long as no Event of Default pursuant
to Sections 10.1 or 10.3 (only as it relates to Section 8.5) has occurred or is continuing or would exist as a result, declare or pay any dividend or make any other distributions on any of its capital stock now outstanding or hereafter issued, or purchase, redeem or retire any of such stock, except:

          A. dividends payable solely in shares of the Company's stock;

          B. dividends approved in writing by the Banks, in their sole discretion;

          C. amounts or shares paid or set aside in connection with any Company employee and executive stock option and stock purchase program;

          D. any stock repurchase program, not to exceed $60,000,000 in the aggregate after December 31, 1994; and

          E. other cash dividends not to exceed in the aggregate 7.5% of Consolidated Tangible Net Worth.

     9.7 REGULATIONS U AND X. Use the proceeds of any Loan made hereunder, directly or indirectly, to purchase or carry any margin stock (within the meaning of Regulations U and X of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying, directly or indirectly, any margin stock.


SECTION 10.  EVENTS OF DEFAULT


     10.1 EVENTS OF DEFAULT AND ACCELERATION. If any of the following events ("Events of Default") shall occur:

          A. the failure of the Company to pay any installment of principal of any Loan when due, any interest thereon within three days of its due date or any expenses, fees or costs when required hereunder;

          B. the failure of the Company or any Subsidiary to pay, or any default in the payment of, any principal of or any interest on (a) any of its obligations to any Bank (other than its obligations hereunder) or (b) any other indebtedness exceeding $3,000,000, individually or in the aggregate, or any breach with respect to any term of any document evidencing such indebtedness or of any loan agreement, mortgage, guarantee, indenture or other agreement relating thereto, unless waived by the note holder or obligee, subject, however, to any grace periods allowed thereunder;

          C. the failure of the Company to perform any other term or condition set forth in Sections 8.5, 8.6A and B, 8.7A (with respect to notices of default of the covenants set forth in Sections 8.5, 8.6A and B), 9.5 and 9.6 of this Agreement binding upon it; or failure of the Company to perform or comply with all other terms and conditions contained herein, which failure has not been remedied within 30 days from the date the Company became aware or should have become aware of the occurrence of a breach;


          D. any of the Company's representations or warranties made herein or in any statement or certificate at any time given in writing pursuant hereto or in connection herewith shall be false or misleading in any material respect as of the date made;

          E. an involuntary case shall be commenced under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) for the Company or any of its Subsidiaries or for any substantial part of its property, or ordering the winding up or liquidation of its affairs and said case shall not be dismissed within 30 days, provided, however, that should the Company or any of its Subsidiaries consent to the commencement of the involuntary case, the thirty-day period shall be deemed to have run; or the Company or any of its Subsidiaries shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or similar official) of the Company or any of its Subsidiaries or for any substantial part of its property, or shall make any general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due or shall take any corporate action in furtherance of any of the foregoing;

          F. any money judgment in excess of $3,000,000 that is not covered by insurance, any writ or warrant of attachment, or similar process shall be entered or filed against the Company or Subsidiary or any of their assets and shall remain unpaid, unvacated, unbonded or unstayed for a period of 60 days;

          G. the failure to comply in all material respects with any applicable state or federal laws and regulations relating to environmental quality or failure to comply in all material respects within the time specified in any order issued by the Environmental Protection Agency or any similar state agency or as such time may be extended by such agency or a court of competent jurisdiction, where such noncompliance has an adverse material effect on the Company or any Subsidiary or any of its assets; or

          H. the Company or any member of the "controlled group" (as such term is used in the Internal Revenue Code of 1986 and ERISA and the applicable regulations thereunder) that includes the Company shall fail to pay when due any amount that it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans shall be filed under Title IV of ERISA by the Company, any member of such controlled group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any such Plan or Plans or a proceeding shall be instituted by a fiduciary of any such Plan or Plans against the Company and such proceedings shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any such Plan or Plans must be terminated;
then, and in any such event, so long as the same may be continuing, the Agent may, and upon the request of the Required Banks shall, by notice in writing to the Company, declare all amounts owing with respect to this Agreement and the Notes to be, and they shall thereupon forthwith become, immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company; provided that in the event of any Event of Default specified in paragraph E, all such amounts shall become immediately due and payable automatically and without requirement of notice from the Agent or any Bank.

          10.2 TERMINATION OF COMMITMENTS. If any one or more of the Events of Default specified in Section 10.1E shall occur, any unused portion of the credit hereunder shall forthwith terminate and each of the Banks shall be relieved of all obligations to make Loans to the Company. If any other Event of Default shall have occurred and be continuing, the Agent may and, upon the request of the Required Banks, shall, by notice to the Company, terminate the unused portion of the credit hereunder, and upon such notice being given such unused portion of the credit hereunder shall terminate immediately and each of the Banks shall be relieved of all further obligations to make Loans. If any such notice is given to the Company the Agent will forthwith furnish a copy thereof to each of the Banks. No termination of the credit hereunder shall relieve the Company of any of the obligations or any of its existing obligations to any of the Banks arising under other agreements or instruments.

          10.3 REMEDIES. In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the Banks shall have accelerated the maturity of the Loans pursuant to Section 10.1, each Bank, if owed any amount with respect to the Loans, may, with the consent of the Required Banks but not otherwise, proceed to protect and enforce its rights by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement or any instrument pursuant to which the obligations to such Bank are evidenced, including as permitted by applicable law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of such Bank. No remedy herein conferred upon any Bank or the Agent or the holder of any Note is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

                            SECTION 11.  THE AGENT

      11.1  AUTHORIZATION.

          A. The Agent is authorized to take such action on behalf of each of the Banks and to exercise all such powers as are hereunder and under any of the other Loan Documents and any related documents delegated to the Agent, together with such powers as are reasonably incident thereto, provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Agent.

          B. The relationship between the Agent and each of the Banks is that of an independent contractor. The use of the term "Agent" is for convenience only and is used to describe, as a form of convention, the independent contractual relationship between the Agent and each of the Banks. Nothing contained in this Credit Agreement nor the other Loan Documents shall be construed to create an agency, trust or other fiduciary relationship between the Agent and any of the Banks.

          C. As an independent contractor empowered by the Banks to exercise certain rights and perform certain duties and responsibilities hereunder and under the other Loan Documents, the Agent is nevertheless a "representative" of the Banks, as that term is defined in Article 1 of the Uniform Commercial Code, for purposes of actions for the benefit of the Banks and the Agent with respect to all collateral security and guaranties contemplated by the Loan Documents. Such actions include the designation of the Agent as "secured party", "mortgagee" or the like on all financing statements and other documents and instruments, whether recorded or otherwise, relating to the attachment, perfection, priority or enforcement of any security interests, mortgages or deeds of trust in collateral security intended to secure the payment or performance of any of the Obligations, all for the benefit of the Banks and the Agent.

      11.2  EMPLOYEES AND AGENTS.

The Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Agreement and the other Loan Documents. The Agent may utilize the services of such Persons as the Agent in its sole discretion may reasonably determine.

      11.3  NO LIABILITY.

Neither the Agent nor any of its shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent or employee thereof, shall be liable for any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that the Agent or such other Person, as the case may be, may be liable for losses due to its willful misconduct or gross negligence.

      11.4  NO REPRESENTATIONS.

The Agent shall not be responsible for the execution or validity or enforceability of this Agreement, the Notes, any of the other Loan Documents or any instrument at anytime constituting, or intended to constitute, collateral security for the Notes, or for the value of any such collateral security or for the validity, enforceability or collectability of any such amounts owing with respect to the Notes, or for any recitals or statements, warranties or representations made herein or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of the Company, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or in any instrument at any time constituting, or intended to constitute, collateral security for the Notes or to inspect any of the properties, books or records of the Company or any of its Subsidiaries. The Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by the Company or any holder of any of the Notes shall have been duly authorized or is true, accurate and complete. The Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Banks, with respect to the credit worthiness or financial conditions of the Company or any of its Subsidiaries. Each Bank acknowledges that it has, independently and without reliance upon the Agent or any other Bank, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.

      11.5  PAYMENTS.

          A. A payment by the Company to the Agent hereunder or pursuant to any of the other Loan Documents for the account of any Bank shall constitute a payment to such Bank. The Agent agrees promptly to distribute to each Bank such Bank's pro rata share of payments received by the Agent for the account of the Banks except as otherwise expressly provided herein or in any of the other Loan Documents.

          B. If in the opinion of the Agent the distribution of any amount received by it in such capacity hereunder, under the Notes or under any of the other Loan Documents might involve it in liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

          C. Notwithstanding anything to the contrary contained in this Agreement or any of the other Loan Documents, any Bank that fails (i) to make available to the Agent its pro rata share of any Loan or (ii) to comply with the provisions of Section 14.12 with respect to making dispositions and arrangements with the other Banks, where such Bank's share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and payable to all of the Banks, in each case as, when and to the full extent required by the provisions of this Agreement, shall be deemed delinquent (a "Delinquent Bank") and shall be deemed a Delinquent Bank until such time as such delinquency is satisfied. A Delinquent Bank shall be deemed to have assigned any and all payments due to it from the Company, whether on account of outstanding Loans, interest, fees or otherwise, to the remaining nondelinquent Banks for application to, and reduction of, their respective pro rata shares of all outstanding Loans. The Delinquent Bank hereby authorizes the Agent to distribute such payments to the nondelinquent Banks in proportion to their respective pro rata shares of all outstanding Loans. A Delinquent Bank shall be deemed to have satisfied in full a delinquency when and if, as a result of application of the assigned payments to all outstanding Loans of the nondelinquent Banks, the Banks' respective pro rata shares of all outstanding Loans have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency.

          11.6 HOLDERS OF NOTES. The Agent may deem and treat the payee of any Note as the absolute owner thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder.

          11.7 INDEMNITY. The Banks ratably agree hereby to indemnify and hold harmless the Agent from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses
(including any expenses for which the Agent has not been reimbursed by the Company as required by Section 8.8), and liabilities of every nature and character arising out of or related to this Agreement, the Notes, or any of the other Loan Documents or the transactions contemplated or evidenced hereby or thereby, or the Agent's actions taken hereunder or thereunder, except to the extent that any of the same shall be directly caused by the Agent's willful misconduct or gross negligence.

          11.8 AGENT AS BANK. In its individual capacity, FNBB shall have the same obligations and the same rights, powers and privileges in respect to its Commitment and the Loans made by it, and as the holder of any of the Notes, as it would have were it not also the Agent.

          11.9  RESIGNATION.  The Agent may resign at any time by giving thirty
(30) days prior written notice thereof to the Banks and the Company. Upon any such resignation, the Required Banks shall have the right to appoint a successor Agent. Unless a Default or Event of Default shall have occurred and be continuing, such successor Agent shall be reasonably acceptable to the Company. If no successor Agent shall have been so appointed by the Required Banks and shall have accepted such appointment within thirty (30) days after the retiring Agent's giving of notice of resignation, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a financial institution having a rating of not less than A or its equivalent by Standard & Poor's Corporation. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation, the provisions of this Agreement and the other Loan Documents shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

                   SECTION 12.  SURVIVAL OF COVENANTS, ETC.

          All covenants, agreements, representations and warranties made herein, in the Notes, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of the Company or any of its Subsidiaries pursuant hereto shall be deemed to have been relied upon by the Banks and the Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Banks of the Loans, as herein contemplated, and shall continue in full force and effect so long as any amount due under this Agreement or the Notes or any of the other Loan Documents remains outstanding or any Bank has any obligation to make any Loans, and for such further time as may be otherwise expressly specified in this Agreement. All statements contained in any certificate or other paper delivered to any Bank or the Agent at any time by or on behalf of the Company or any of its Subsidiaries pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by the Company or such Subsidiary hereunder.

                   SECTION 13.  ASSIGNMENT AND PARTICIPATION

          13.1 CONDITIONS TO ASSIGNMENT BY BANKS. Except as provided herein, each Bank may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment Percentage and Commitment and the same portion of the Loans at the time owing to it) and the Notes held by it; provided that (a) each of the Agent and the Company shall have given its prior written consent to such assignment, which consent, in the case of the Company, will not be unreasonably withheld, (b) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Bank's rights and obligations under this Agreement, (c) each assignment shall be in a minimum amount of $5,000,000 and an amount that is a whole multiple of $1,000,000, (d) after giving effect to the assignment the minimum Commitment of the assignor Bank shall be $5,000,000 and
(e) the parties to such assignment shall execute and deliver to the Agent, for recording in the Register (as hereinafter defined), an Assignment and Acceptance, substantially in the form of Exhibit F hereto (an "Assignment and Acceptance"), together with any Notes subject to such assignment. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five (5) Business Days after the execution thereof, (x) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Bank hereunder, and (y) the assigning Bank shall, to the extent provided in such assignment and upon payment to the Agent of the registration fee referred to in Section 13.3, be released from its obligations under this Agreement.

          13.2 CERTAIN REPRESENTATIONS AND WARRANTIES; LIMITATIONS; COVENANTS. By executing and delivering an Assignment and Acceptance, the parties to the assignment thereunder confirm to and agree with each other and the other parties hereto as follows:

          A. other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, the assigning Bank makes no representation or warranty, express or implied, and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or the attachment, perfection or priority of any security interest or mortgage;

          B. the assigning Bank makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Company and its Subsidiaries or any other Person primarily or secondarily liable in respect of any of the obligations, or the performance or observance by the Company and its Subsidiaries or any other Person primarily or secondarily liable in respect of any of the obligations of any of their obligations under this Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto;

          C. such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 8.5 and 8.6 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance;

          D. such assignee will, independently and without reliance upon the assigning Bank, the Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement;

          E. such assignee represents and warrants that it is an Eligible Assignee;

          F. such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other loan documents as are delegated to the Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto;

          G. such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Bank; and

          H. such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance.

          13.3 REGISTER. The Agent shall maintain a copy of each Assignment and Acceptance delivered to it and a register or similar list (the "Register") for the recordation of the names and addresses of the Banks and the Commitment Percentage of, and principal amount of the Revolving Credit Loans owing to the Banks from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Company, the Agent and the Banks may treat each Person whose name is recorded in the Register as a Bank hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Company and the Banks at any reasonable time and from time to time upon reasonable prior notice. Upon each such recordation, the assigning Bank agrees to pay to the Agent a registration fee in the sum of $2,500.

          13.4 NEW NOTES. Upon its receipt of an Assignment and Acceptance executed by the parties to such assignment, together with each Note subject to such assignment, the Agent shall (a) record the information contained therein in the Register, and (b) give prompt notice thereof to the Company and the Banks (other than the assigning Bank). Within five (5) Business Days after receipt of such notice, the Company, at its own expense, shall execute and deliver to the Agent, in exchange for each surrendered Note, a new Note to the order of such Eligible Assignee in an amount equal to the amount assumed by such Eligible Assignee pursuant to such Assignment and Acceptance and, if the assigning Bank has retained some portion of its obligations hereunder, a new Note to the order of the assigning Bank in an amount equal to the amount retained by it hereunder. Such new Notes shall provide that they are replacements for the surrendered Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of the assigned Notes. Within five (5) Business Days of issuance of any new Notes pursuant to this Section 13.4, the Company shall deliver an opinion of counsel, addressed to the Banks and the Agent, relating to the due authorization, execution and delivery of such new Notes and the legality, validity and binding effect thereof, in form and substance satisfactory to the Banks. The surrendered Notes shall be cancelled and returned to the Company.

          13.5 PARTICIPATIONS. Each Bank may sell participations to one or more banks or other entities in all or a portion of such Bank's rights and obligations under this Agreement and the other loan documents; provided that (a) each such participation shall be in an amount of not less than $5,000,000, (b) any such sale or participation shall not affect the rights and duties of the selling Bank hereunder to the Company and (c) the only rights granted to the participant pursuant to such participation arrangements with respect to waivers, amendments or modifications of the Loan Documents shall be the rights to approve waivers, amendments or modifications that would reduce the principal of or the interest rate on any Loans, extend the term or increase the amount of the Commitment of such Bank as it relates to such participant, reduce the amount of any commitment fees to which such participant is entitled or extend any regularly scheduled payment date for principal or interest.

          13.6 ASSIGNEE OR PARTICIPANT AFFILIATED WITH THE COMPANY. If any assignee Bank is an Affiliate of the Company, then any such assignee Bank shall have no right to vote as a Bank hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or other modifications to any of the Loan Documents or for purposes of making requests to the Agent pursuant to Section 10, and the determination of the Required Banks shall for all purposes of this Agreement and the other Loan Documents be made without regard to such assignee Bank's interest in any of the Loans. If any Bank sells a participating interest in any of the Loans to a participant, and such participant is the Company or an Affiliate of the Company, then such transferor Bank shall promptly notify the Agent of the sale of such participation. A transferor Bank shall have no right to vote as a Bank hereunder or under any of the other loan documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or modifications to any of the Loan Documents or for purposes of making requests to the Agent pursuant to Section 10 to the extent that such participation is beneficially owned by the Company or any Affiliate of the Company, and the determination of the Majority Banks shall for all purposes of this Agreement and the other Loan Documents be made without regard to the interest of such transferor Bank in the Loans to the extent of such participation.

          13.7 MISCELLANEOUS ASSIGNMENT PROVISIONS. Any assigning Bank shall retain its rights to be indemnified pursuant to Section 8.9 with respect to any claims or actions arising prior to the date of such assignment. If any assignee Bank is not incorporated under the laws of the United States of America or any state thereof, it shall, prior to the date on which any interest or fees are payable hereunder or under any of the other Loan Documents for its account, deliver to the Company and the Agent certification as to its exemption from deduction or withholding of any United States federal income taxes. If any Reference Bank transfers all of its interest, rights and obligations under this Agreement, the Agent shall, in consultation with the Company and with the consent of the Company and the Required Banks, appoint another Bank to act as a Reference Bank hereunder. Anything contained in this Section 13 to the contrary notwithstanding, any Bank may at any time pledge all or any portion of its interest and rights under this Agreement (including all or any portion of its Notes) to any of the twelve Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341. No such pledge or the enforcement thereof shall release the pledgor Bank from its obligations hereunder or under any of the other Loan Documents.


          13.8 ASSIGNMENT BY COMPANY. The Company shall not assign or transfer any of its rights or obligations under any of the Loan Documents without the prior written consent of each of the Banks.

                          SECTION 14.  MISCELLANEOUS

          14.1 SURVIVAL OF WARRANTIES. All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

          14.2 FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of the Banks in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

          14.3 MODIFICATION. Neither this Agreement nor any provision hereof or thereof may be amended, waived, discharged or terminated except by a written instrument amending, waiving, discharging or terminating such provision, as the case may be, signed by the Required Banks and, in the case of amendments, by the Company; provided that any amendment or waiver that changes (a) any required payment date, (b) any of the rates of interest that may be charged on the Loans,
(c) any fees payable to any Bank (which for purposes of this Section 14.3 only shall not include fees payable to the Agent), (d) the Commitments of any Bank,
(e) the rate of amortization of any Loan, (f) the definitions of "Required Banks", or (g) the release of any guarantor or any substantial amount of any collateral for the Loans, shall require a written instrument signed by all the Banks, and provided, further, that any amendment to Section 11 or that otherwise purports to affect the rights and liabilities of the Agent hereunder shall also be signed by the Agent.

          14.4 NOTICES. Except as otherwise expressly provided herein, any notice herein required or permitted to be given shall be in writing and may be personally served or sent by United States mail, and shall be deemed to have been given when deposited in the United States mail, registered, with postage prepaid, or sent by telex, answerback received, or electronic facsimile transmission, receipt acknowledged, or delivered to an overnight courier, in each case properly addressed. For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof served as provided in this Section 14.4) shall be as follows:

          Acuson Corporation
          1220 Charleston Road
          P.O. Box 7393
          Mountain View, California 94039-7393
          Attn:  Treasurer

     with a copy to:

          Cooley Godward Castro Huddleson & Tatum
          One Maritime Plaza, 20th Floor
          San Francisco, California  94111-3580
          Attn:  Joseph A. Scherer, Esq.

          The First National Bank of Boston
          100 Federal Street
          Boston, Massachusetts  02110
          Attn:  High Technology Division Executive
          Re:    Acuson Corporation

     with a copy to:

          The First National Bank of Boston
          435 Tasso Street, Suite 250
          Palo Alto, California 94301
          Attn: High Technology Division

          14.5 SEVERABILITY. In case any provision in this Agreement shall be invalid, illegal or unenforceable, such provision shall be severable from the remainder of such contract and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

          14.6 APPLICABLE LAW. This Agreement and all documents provided for herein and the rights and obligations of the parties thereto shall be deemed to be documents executed under seal and shall be governed by the laws of the Commonwealth of Massachusetts. The Banks retain all of their rights under federal law, including those relating to the charging of interest rates.

          14.7 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

          14.8 SECTION HEADINGS. The various headings used in this Agreement are inserted for convenience only and shall not affect the meaning or interpretations of this Agreement or any provision hereof.

          14.9 CONFIDENTIALITY. The Banks agree that they shall maintain confidentiality with regard to nonpublic information concerning the Company obtained from the Company, provided that the Banks shall not be precluded from making disclosure regarding such information: (a) to the Banks' counsel, accountants and other professional advisors, (b) in response to a subpoena or order of a court or governmental agency, (c) to any entity participating or considering participating in any credit made under this Agreement, provided that such entity agrees in writing to be bound by these confidentiality provisions,
(d) to any guarantor or subordinated lender with respect to this Agreement, (e) as required by law or applicable regulation, or (f) to any Person and in any proceeding necessary in any Bank's judgment to protect such Bank's interest in connection with any claim or dispute involving such Bank, provided that such Bank first give notice to the Company of its intent to disclose such information and further give the Company the opportunity to seek a protective order or other appropriate means of insuring the confidentiality of such information in such proceeding.

          14.10 FURTHER ASSURANCES. At any time or from time to time upon the request of the Banks, the Company will execute and deliver such further documents and do such other acts and things as the Banks may reasonably request in order to effect fully the purposes of this Agreement and to provide for the payment of the credit made hereunder and interest thereon in accordance with the terms of this Agreement.

          14.11 FUTURE CREDIT. The Company acknowledges that the credit extended under the terms of this Agreement is the only credit committed to by the Banks and that the Banks have not committed to any future credit of any kind, nor have the Banks made promises or commitments to consider future financing of the Company.

          14.12 SHARING OF SETOFFS. Regardless of the adequacy of any collateral, during the continuance of any Event of Default, any deposits or other sums credited by or due from any of the Banks to the Company and any securities or other properties of the Company in possession of such Bank may be applied to or set off by such Bank against the payment of obligations of the Company and any and all other liabilities, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of the Company to such Bank. Unless otherwise expressly provided herein, all interest, fees and principal payments on the Loans to the Company hereunder are to be divided among the Banks in the same proportion as each Bank's Commitment Percentage. Any sums obtained from the Company or any Subsidiary by any Bank by reason of the exercise of its rights of setoff or banker's lien or otherwise shall be shared among all the Banks in the same proportion and applied first to indebtedness of the Company under this Agreement. Nothing in this Section shall be deemed to require the sharing among the Banks of collections (other than by setoff or banker's lien) with respect to any other indebtedness of the Company or any Subsidiary to any Bank.


                    SECTION 15.  TRANSITIONAL ARRANGEMENTS

          15.1 ORIGINAL CREDIT AGREEMENT SUPERSEDED. This Agreement shall as of the Effective Date supersede the Original Credit Agreement in its entirety, except as provided in this Section 15. On the Effective Date, the rights and obligations of the parties evidenced by the Original Credit Agreement shall be evidenced by the Agreement and other Loan Documents, and the "Revolving Credit Loans" as defined in the Original Credit Agreement shall be converted to Revolving Credit Loans as defined herein.

          15.2 INTEREST AND FEES UNDER SUPERSEDED AGREEMENT. All interest and fees and expenses, if any, owing or accruing under or in respect of the Original Credit Agreement through the Closing Date shall be calculated as of the Closing Date (prorated in the case of any fractional periods), and shall be paid in accordance with the method, and on the dates, specified in the Original Credit Agreement, as if the Original Credit Agreement were still in effect. Commencing on the Closing Date, the commitment fees shall be payable by the Company to the Agent for the account of the Banks in accordance with Section 2.8.

                 [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]


     WITNESS the due execution hereof as of the date first above written.


                              ACUSON CORPORATION,
                                A Delaware corporation



                              By:_____________________________________
                              Title:____________________________________


                              By:______________________________________
                              Title:_____________________________________


                              THE FIRST NATIONAL BANK
                                 OF BOSTON, individually and as Agent



                              By:______________________________________
                              Title:_____________________________________


                              ABN AMRO BANK N.V. - San Francisco
                                 International Branch



                              By:______________________________________
                              Title:_____________________________________


                              By:______________________________________
                              Title:_____________________________________